Exhibit 2.1

DATED 12th May 2011

(1)	THE SEVERAL PARTIES REFERRED TO IN PART 1 OF SCHEDULE 1

(2)	THE SEVERAL PARTIES REFERRED TO IN PART 2 OF SCHEDULE 1

(3)	GALLAGHER HOLDINGS TWO (UK) LIMITED

(4)	ARTHUR J. GALLAGHER & CO

(5)	HLG HOLDINGS LIMITED

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

the entire issued share capital of

HLG HOLDINGS LIMITED

Schedule 7 – Completion statement

Schedule 8 – Expert

Schedule 9 – Limitations on the Warrantor’s liability

Schedule 10 – Key Employees

Schedule 11 – Pro Forma Balance Sheet

Schedule 12 – Tax Covenant

Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gallagher agrees to furnish supplementally a copy of any such schedule, or any section thereof, to the Securities and Exchange Commission upon request.

THIS DEED is made on	12th May 2011

BETWEEN:

(1)	THE SEVERAL PARTIES whose names and addresses are set out in column (1) of the table contained in Part 1 of Schedule 1 (together the “Sellers” and each a “Seller”);

(2)	THE SEVERAL PARTIES whose names and addresses are set out in column (1) of the table contained in Part 2 of Schedule 1 (together the “Management Sellers” and each a “Management Seller”);

(3)	GALLAGHER HOLDINGS TWO (UK) LIMITED (a company incorporated in England & Wales with company number 06578719) whose registered office is at 9 Alie Street, London E1 8DE (the “Buyer”);

(4)	ARTHUR J. GALLAGHER & CO incorporated in the state of Delaware, whose registered office is at 2 Pierce Place, Itasca, Illinois, 60143 United States of America (the “Buyer’s Guarantor”); and

(5)	HLG HOLDINGS LIMITED (a company incorporated in England & Wales with company number 5443995) whose registered office is at 133 Houndsditch, London, EC3A 7AH (in its capacity as attorney for those individuals holding the beneficial interest in Sale Shares held by Appleby).

RECITALS:

(A)	The Company has an issued share capital of £39,407,752 divided into 39,000,000 Preference Shares of £1.00 each, 30,000,000 A Ordinary Shares of £0.01 each, 5,000,000 B Ordinary shares of £0.01 each, 10,250,000 C Ordinary Shares of £0.001 each, 4,750,000 D Ordinary Shares of £0.001 each and 2 Deferred Shares of £1.00 each.

(B)	Further particulars of the Company and of its Subsidiaries at the date of this agreement are set out in Schedule 3.

(C)	The Sellers and the Management Sellers are, between them, the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in column (2) of the tables contained in Parts 1 and 2 of Schedule 1 comprising (with the exception of the Preference Shares) the entire issued share capital of the Company.

(D)	The Sellers and the Management Sellers wish to sell and the Buyer is willing to buy the Sale Shares on the terms and subject to the conditions set out in this agreement.

(E)	The Buyer is a subsidiary of the Buyer’s Guarantor. The Buyer’s Guarantor has agreed to guarantee the obligations of the Buyer under this agreement and the Tax Covenant.

(F)	The Company is entering into this agreement in its capacity as attorney for those individuals holding the beneficial interest in Sale Shares held by Appleby (whether such beneficial interest has been acquired on the exercise of Options or otherwise) to transfer the beneficial interest in those Sale Shares on behalf of those individuals to the Buyer.

THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed and the Schedules (referred to throughout as this “agreement”) the following expressions shall (unless the context otherwise requires) have the following meanings:

“Accounts”	the audited financial statements of the Company and its Subsidiaries as at the Accounts Date, comprising the audited balance sheets of the Company and the Group Companies as at the Accounts Date and the audited consolidated profit and loss account of the Company and its Subsidiaries for the year ended on the Accounts Date, together with the notes thereon, the cash flow statement and the auditor’s and directors’ reports (a copy of which is attached to the Disclosure Letter);

“Accounts Date”	31 December 2010;

“Accrued Dividend Amount”	means the total amount of accrued but unpaid dividends (and interest payable thereon) payable in relation to the Preference Shares up to and including the Completion Date being £20,652,263.00;

“Announcement”	means the press announcement to be issued by the Buyer or the Buyer’s Guarantor within 3 Business Days of Completion in the agreed form;

“Appleby”	means Appleby Trust (Jersey) Limited a company registered in Jersey with company number 21755 with its registered office at 13/14 Esplanade, St Helier, JE1 1BD;

“Book Debts Ledger”	means the schedule of certain receivables owing to the Group Companies as at 30 April 2011 in the form annexed hereto and for the purpose of identification signed by or on behalf of the parties to this agreement;

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

“Buyer’s Solicitors”	Lawrence Graham LLP whose registered office is at 4 More London Riverside, London SE1 2AU;

“Buyer’s Solicitors’ Account”	means the Lawrence Graham LLP Sterling Client Account at Barclays Bank Plc, 1 Churchill Place, London E14 5HP with account number 00841862, sort code: 20 - 00 – 00 and IBAN no.: GB85BARC 20000000841862;

“Buyer Warranties”	the warranties contained to in clause 7 and Part 3 of Schedule 5;

“CAA 2001”	the Capital Allowances Act 2001;

“Change of Control”	an event which results in a person who Controls any body corporate ceasing to do so or another person acquiring Control of it;

“Claim”	a claim for breach of any of the Warranties, a claim under the Indemnities, a claim under the Tax Covenant or any other claim by the Buyer under this agreement;

“Clients”	means the clients of the Company and the Subsidiaries at or prior to Completion;

“Company”	HLG Holdings Limited, a company incorporated and registered in England and Wales with company number 5443995 whose registered office is 133 Houndsditch, London EC3A 7AH further details of which are set out in Part 1 of Schedule 3;

“Company’s Solicitors”	means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD;

“Company’s Solicitors’ Account”	means the CMS Cameron McKenna LLP Client Account at Lloyds TSB Bank Plc, 39 Threadneedle Street, London EC2R 8AU with account number 00230949, sort code: 30-00-09, IBAN no.: GB15LOYD30000900230949 and Swift/BIC: LOYDGB2L;

“Completion”	completion of the obligations of the parties in accordance with the provisions of clause 5 of this agreement;

“Completion Cash”	has the meaning given to it in paragraph 1 of Schedule 7;

“Completion Date”	means the date of this agreement;

“Completion Net Working Capital”	has the meaning given to it in paragraph 1 of Schedule 7;

“Completion Payments”	means £21,126,246.10, being the aggregate of the Sellers’ Completion Payment and the Management Sellers’ Completion Payment;

“Completion Statement”	has the meaning given to it in paragraph 1 of Schedule 7;

“Connected”	in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010;

“Consideration”	has the meaning attributed thereto in clause 3.1;

“Control”	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

“Controlled Function”	a function which has been specified by the FSA pursuant to section 59(3) FSMA;

“Credit Write-Back”	means an accounting transaction, being the reduction or elimination of a creditor balance within the IBA Account in favour of a counterparty (Client, (re)insurer or intermediary) to the extent such amounts are assessed by Heath Lambert Limited as not payable to the counterparty;

“Data Room”	means the Project Boat online data room containing all the documents listed in the data room index;

“Director”	each person who is a director or shadow director of the Company or any of its Subsidiaries, the names of whom are set out in Schedule 3;

“Disclosed”	fairly disclosed (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter;

“Disclosure Documents”	the documents disclosed by or for the purposes of the Disclosure Letter, including the contents of the Data Room;

“Disclosure Letter”	the letter dated the date of this agreement from the Warrantor to the Buyer, including the Disclosure Documents, setting out disclosures to the Warranties;

“Encumbrance”	includes any interest or equity of any person (including any right to acquire, option, right of first refusal or right of pre-emption or conversion), or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement (including a title transfer and retention arrangement) having similar effect;

“Environmental Laws”	has the meaning given in paragraph 25.1 of Part 2 of Schedule 5;

“Escrow Agents”	means the Buyer’s Solicitors, the Sellers’ Solicitors and the Company’s Solicitors;

“Escrow Bank”	means Barclays Bank Plc, 1 Churchill Place, London E14 5HP;

“Escrow Letter”	means the letter, of even date herewith, to be signed by the Buyer, the Sellers’ Representative and the Management Sellers’ and Precis Representative instructing and authorising the Escrow Agents to establish and operate the Retention Account;

“Estimated Cash”	means £8,723,034;

“Estimated Completion Net Working Capital”	means £2,304,341;

“Event “	has the meaning given in Schedule 12;

“FSA”	the Financial Services Authority;

“FSMA”	the Financial Services and Markets Act 2000;

“General Warranties”	the warranties contained in clause 7 and Part 2 of Schedule 5;

“Governmental Entity”	means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government;

“Group”	in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company, and each company in a group is a member of the group;

“Group Companies”	means the Company and its Subsidiaries (and “Group Company” shall mean any one of them);

“Guaranteed Liabilities”	means the liabilities of the Buyer to the Sellers and/or the Management Sellers under or pursuant to this agreement and/or the Tax Covenant;

“IBA Account”	means the IBA debtors, cash and creditors accounts established and maintained by Heath Lambert Limited prior to Completion for the purposes of recording business transacted by Heath Lambert Limited with Clients, (re)insurers and intermediaries, showing the corresponding IBA Credits and IBA Debits;

“IBA Credits”	means those amounts that have accrued and are recorded in the IBA Account as payable to Clients, (re)insurers or intermediaries prior to Completion;

“IBA Debits”	means those amounts that have accrued and are recorded in the IBA Account as payable by any Clients, (re)insurers or intermediaries prior to Completion;

“IBA Funding Shortfall”	means an amount which has been advanced by Heath Lambert Limited from the IBA Account to a third party prior to Completion in respect of which the corresponding IBA Debit due from the other third party or parties to the transaction has not been received and which is not capable of being offset by other cash held by the IBA Account for the benefit of such third party;

“ICTA 1988”	the Income and Corporation Taxes Act 1988;

“IHTA 1984”	the Inheritance Tax Act 1984;

“Indemnities”	means the indemnities in clause 9;

“Intellectual Property”	has the meaning given in paragraph 20.1 of Part 2 of Schedule 5;

“Interest Rate”	has the meaning set out at clause 22.2;

“Key Employee”	means those employees of the Company more particularly described at Schedule 10 of this agreement;

“Liabilities”	means liabilities, losses, damages, costs, charges and expenses (excluding any costs, charges and expenses paid by any Group Company prior to Completion and any consequential losses such as loss of profit, loss of reputation or amounts in respect of management time);

“31 March Management Accounts”	the unaudited balance sheet and the unaudited consolidated profit and loss account of the Company and its Subsidiaries for the three month period ended 31 March 2011 (a copy of which is attached to the Disclosure Letter), and excluding for the avoidance of any doubt any forecast or budgeted figures included in that document, including in any schedules to that document, for or in respect of periods ended after 31 March 2011;

“30 April Estimated Management Accounts”	the unaudited balance sheet and the unaudited consolidated profit and loss account (which shall include a liability of £2,845,000 in respect of accrued but unpaid bonuses) of the Company and its Subsidiaries for the four month period ended 30 April 2011 (a copy of which is attached to the Disclosure Letter), and excluding for the avoidance of any doubt any forecast or budgeted figures included in that document, including in any schedules to that document, for or in respect of periods ended after 30 April 2011;

“Management Sellers’ Completion Payment”	means £6,337,873.83;

“Management Sellers’ and Precis Representative”	means, together, William Bloomer and Keith Hamill;

“Management Sellers Retention Amount”	means £1,164,000.00;

“Management Sellers’ W&I Retention”	means £150,000.00;

“Material Contract”	has the meaning given in paragraph 15.1 of Part 2 of Schedule 5;

“Options”	means the options issued pursuant to the HLG Holdings Share Option Plans adopted on 5th July 2007 and 1st July 2009 and 12th May 2011;

“Outstanding Indebtedness”	means all principal and interest owed by the Company and the Subsidiaries to Santander UK PLC at Completion pursuant to the term loan facility and the revolving credit loan facility (in each case pursuant to the Santander Credit Agreement), being £16,221, 490.90;

“Precis”	means Precis (2517) Limited, a private limited company registered in England & Wales with company number 05346921 with its registered office at 133 Houndsditch, London EC3A 7AH;

“Preference Shares”	means the preference shares of £1.00 each in the capital of the Company held by such of the Sellers as is set out in column (2) of Schedule 2 and to be redeemed by the Company on Completion together with the Accrued Dividend Amount, pursuant to clauses 5.3.5 and 5.3.6;

“Properties”	the properties occupied by the Company and its Subsidiaries as listed in section 9 of the Data Room;

“Recognised Investment Exchange”	a recognised investment exchange as defined in section 285 of FSMA;

“Redemption Amount”	means £39,000,000 being the aggregate amount required by the Company to redeem the Preference Shares on Completion (excluding the Accrued Dividend Amount);

“Regulatory Body”	the FSA, The Financial Ombudsman Service, The Office of Fair Trading, Department for Work and Pensions, The Information Commissioner’s Office, and any predecessors or successors to any such bodies from time to time, and any other statutory or non-statutory regulator or ombudsman to whose regulatory regime the Company is or has been subject;

“Release Date”	means the date falling twenty four calendar months from Completion;

“Retention”	means the Sellers’ Retention Amount and the Management Sellers’ Retention Amount, being a total sum of £3,880,000;

“Retention Account”	means the joint interest bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter into which shall be paid the Retention and the W&I Retention in accordance with clause 5.3.4;

“Sale Shares”	the 30,000,000 A Ordinary Shares of £0.01 each, 5,000,000 B Ordinary Shares of £0.01 each, 10,250,000 C Ordinary Shares of £0.001 each,

4,750,000 D Ordinary Shares of £0.001 each and 2 Deferred Shares of £1.00 each in the Company, all of which have been issued and are fully paid, as set opposite either the Sellers’ names in column (2) of the table contained in Part 1 of Schedule 1 or the Management Seller’s names in column (2) of the table contained in Part 2 of Schedule 1;

“Santander Credit Agreement”	the credit agreement dated 3 September 2010 between the Company and Santander UK PLC providing for term loan and revolving credit loan facilities of up to £24,000,000;

“Santander Solicitors’ Account”	means the Boyer Turner client account at HSBC Bank Plc at 26 Broad Street, Reading, Berks RG1 2BU with account number 74280474 and sort code 40-38-04;

“Sellers’ Completion Payment”	means £14,788,372.27;

“Sellers’ Representative”	means West Register (Investments) Limited of 24/25 St Andrew Square, Edinburgh EH2 1AF;

“Sellers’ Retention Amount”	means £2,716,000.00;

“Sellers’ Solicitors”	SNR Denton UK LLP of One Fleet Place, London EC4M 7WS;

“Sellers’ Solicitors’ Account”	means the SNR Denton UK LLP’s client account at Royal Bank of Scotland, 1 Fleet Street, London EC4Y 1BD with account number 67072440, sort code 18-80-00 and IBAN no: GB63RBOS15800067072440;

“Sellers’ W&I Retention”	means £350,000.00;

“Senior Employee”	has the meaning given to it in paragraph 23.1 of Schedule 5;

“Shareholders’ Agreement”	means the shareholders agreement in respect of the Company dated 26 May 2005 made between The Company (1), the Initial Senior Lender Shareholders (as defined therein) (2), The Tier 1 Managers (as defined therein) (3), Precis (2517) Limited (4) and The ICG and Graphite Shareholders (as defined therein) (5);

“Subscription Funds”	means an amount equivalent to the sum of the Outstanding Indebtedness, the Accrued Dividend Amount and £39,000,000 being an aggregate amount of £75,873,754.00;

“Subscription Letter”	means the subscription letter of even date herewith pursuant to which the Buyer shall subscribe for A Ordinary Shares of £0.01 each in the capital of the Company in consideration for the payment by the Buyer of the Subscription Funds;

“Subsidiary”	in relation to a company wherever incorporated (a “holding company”) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company, and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

“Tax” or “Taxation”	has the meaning given in the Tax Covenant;

“Tax Covenant”	the tax covenant set out in Schedule 12;

“Tax Warranties”	the warranties contained in clause 7 and Part 5 of Schedule 5;

“Taxation Authority”	has the meaning given in Schedule 12;

“Taxation Statute”	has the meaning given in Schedule 12;

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“Title Warranties”	the warranties contained or referred to in clause 7 and Part 1 of Schedule 5;

“TMA 1970”	the Taxes Management Act 1970;

“Transaction”	the transaction contemplated by this agreement or any part thereof;

“Warranties”	the Title Warranties, the General Warranties and the Tax Warranties;

“Warrantor”	means Adrian Colosso of Hillside Farm, Burnham Road, Woodham Mortimer, Maldon, Essex CM9 6SP;

“Warranty Claim”	means a claim for breach of the General Warranties and/or the Tax Warranties;

“W&I Policy”	means the warranty and indemnity policy underwritten by Chartis Insurance UK Limited acquired by the Buyer on the date of this agreement in respect of any Claim; and

“W&I Retention”	means £500,000, being the aggregate of the Sellers’ W&I Retention and Management Sellers’ W&I Retention.

1.2	Any document expressed to be “in the agreed form” is a reference to a document in a form agreed as at the date of this agreement and for the purpose of identification signed by or on behalf of the parties to this agreement.

1.3	References to clauses and Schedules are, unless the context otherwise requires, references to clauses and Schedules to this agreement, and references to paragraphs are, unless the context otherwise requires, references to paragraphs of the relevant Schedule.

1.4	In this agreement and the Schedules, unless the context otherwise requires, a reference to one gender shall include all genders, the singular shall include the plural and vice versa, and references to persons shall include natural persons, corporate and unincorporated bodies (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns. References to the word “include” or “including” are to be construed without limitation and the ‘ejusdem generis’ rule shall not apply.

1.5	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.6	The headings of clauses, paragraphs and Schedules in this agreement are inserted for convenience only and shall not affect the interpretation of this agreement.

1.7	All warranties, undertakings, covenants, agreements, obligations and liabilities made, given or entered into in this agreement by the Sellers or the Management Sellers are made, given or entered into severally and personally by each of the Sellers and the Management Sellers and the Buyer agrees that no claim can be made against any Seller or Management Seller in respect of any breach of this agreement or any document to be entered into pursuant to this agreement by any other Seller or any other Management Seller.

1.8	Section 6(2) and the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in Section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 are expressly excluded from the operation of this agreement.

1.9	Writing or written includes faxes but not e-mail.

1.10	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	On the terms of this agreement and with effect from Completion, each Seller and each Management Seller shall severally sell with full title guarantee those Sale Shares as are shown opposite its/his name in Schedule 1 and in each case the Buyer shall purchase the Sale Shares free from any Encumbrance and from all other rights exercisable by third parties and together with all accrued benefits and rights that attach to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

2.2	Each Seller and each Management Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares owned by such Seller or Management Seller conferred on it or him (as the case may be) under the articles of association of the Company or otherwise.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.4	Where Sale Shares held by Appleby are held on behalf of individuals who own the beneficial interest in those Sale Shares at Completion (whether such beneficial interest has been acquired on the exercise of Options or otherwise), the Company, in its capacity as attorney for those individuals, is entering into this agreement to transfer the beneficial interest in those Sale Shares to the Buyer on behalf of those individuals.

3.	PURCHASE PRICE

3.1	Subject to any adjustment in accordance with clause 4 and Schedule 7, the total consideration payable by the Buyer for all the Sale Shares shall be an amount equal to the sum of:

3.1.1	the Completion Payments;

3.1.2	the Estimated Cash;

3.1.3	the Estimated Completion Net Working Capital;

namely, £32,153,621.10; (the “Consideration”).

3.2	The Consideration is payable in cash by the Buyer at Completion in accordance with clauses 5.3.2, 5.3.3 and 5.3.4.

3.3	The Consideration shall be apportioned to the numbers of the Sale Shares held or owned by each of the Sellers and each of the Management Sellers as specified in column (2) of the tables contained in Parts 1 and 2 of Schedule 1, but the Buyer shall not be concerned as to the division of any cash payments which may be paid to the Sellers’ Solicitors and the Company’s Solicitors whose receipt shall be good discharge therefor.

4.	ADJUSTMENT OF PURCHASE PRICE

4.1	If the Completion Net Working Capital is less than the Estimated Completion Net Working Capital, as shown in the Completion Statement, the Sellers and Management Sellers shall, subject to the limitation in clause 4.9, repay to the Buyer the amount of the deficit on a pound for pound basis in accordance with clause 4.7.

4.2	If the Completion Net Working Capital is greater than the Estimated Completion Net Working Capital, as shown in the Completion Statement, the Buyer shall pay to the Sellers and Management Sellers (between them) the amount of the surplus on a pound for pound basis in accordance with clause 4.6.

4.3	If the Completion Cash exceeds the Estimated Cash, as shown in the Completion Statement, the Buyer shall pay to the Sellers and Management Sellers (between them) the amount of such excess on a pound for pound basis in accordance with clause 4.6.

4.4	If the Completion Cash is less than the Estimated Cash, as shown in the Completion Statement, the Sellers and Management Sellers shall, subject to the limitation in clause 4.9, repay to the Buyer the amount of such deficit on a pound for pound basis in accordance with clause 4.7.

4.5	Any payments to be made under clauses 4.1 to 4.4 (inclusive) shall be adjustments to the Consideration, and shall be paid in cash within five (5) Business Days of the date on which the Completion Statement has been accepted or deemed to have been accepted by the parties in accordance with Schedule 7.

4.6	Any payment required to be made by the Buyer pursuant to clauses 4.2 and/or 4.3 shall be made to the Sellers’ Solicitors and Company’s Solicitors in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 (and shall include interest on such amount at the Interest Rate from the Completion Date until and including the date of payment) and their respective receipt of any monies due there under shall be a full and valid discharge to the Buyer of any obligation arising pursuant to clause 4.2 and/or 4.3 (as the case may be).

4.7	Any payment required to be made by the Sellers and the Management Sellers to the Buyer pursuant to clause 4.1 and/or 4.4 shall be made in the proportions set out in column (8) of Part 1 and 2 of Schedule 1 (and shall include interest on such amount at the Interest Rate from the Completion Date until and including the date of payment) and shall, unless clause 4.8 applies, be satisfied by telegraphic transfer to the Buyer’s Solicitors’ Account and the Buyer’s Solicitors receipt of any monies due thereunder shall be a full and valid discharge to the Sellers and the Management Sellers of any obligation arising pursuant to clause 4.1 and/or 4.4 (as the case may be). For the avoidance of doubt: each Seller and Management Seller is, subject to clause 4.9, severally responsible for its own proportion of any payment due (if applicable) to the Buyer in accordance with this clause 4.7 and no Seller or Management Seller shall be responsible or liable for the payment of any proportion of any adjustment payable by any other Seller and/or Management Seller under this clause 4.7. The maximum liability, subject to clause 4.9, of each Seller and Management Seller under this clause 4 shall be limited to its respective percentage proportion (as set out in column (8) of Parts 1 and 2 of Schedule 1) of any adjustment amount which is agreed or determined to be owing by the Sellers and the Management Sellers to the Buyer in accordance with clause 4.1 and/or 4.4.

4.8	The Buyer may in its absolute discretion elect, by notice in writing to the Management Sellers’ and Precis Representative and the Sellers’ Representative prior to the date on which payment is due to be made under clause 4.5, to receive payment of all (but not some or part only) of the aggregate amounts due from the Sellers and Management Sellers under clauses 4.1 and/or 4.4 from the Retention Account in accordance with paragraph 3 of Schedule 6.

4.9	The maximum aggregate amount of any payments (including any interest at the Interest Rate and any deduction from the Retention Account under clause 4.8) due from all the Sellers and Management Sellers to the Buyer pursuant to clause 4.1 and/or 4.4 shall not exceed £10,000,000.

5.	COMPLETION

5.1	Completion shall take place on the Completion Date at the offices of the Company’s Solicitors (or at such other place as may be agreed in writing by the parties).

5.2	At Completion:

5.2.1	each Seller and Management Seller shall severally deliver or cause to be delivered to the Buyer the documents and evidence in respect of itself and himself as set out in Part 1 of Schedule 4;

5.2.2	a board meeting of the Company and each of its Subsidiaries shall be held at which the matters identified in Part 2 of Schedule 4 are carried out; and

5.2.3	the Buyer shall deliver to the Sellers and the Management Sellers (i) the Disclosure Letter duly executed by the Buyer (ii) a copy of the board minutes of the Buyer and the Buyer’s Guarantor authorising entry by the Buyer and the Buyer’s Guarantor into this agreement and any other documents to be entered into by them, (iii) the W&I Policy and (iv) copy correspondence from the FSA approving the change in control of those Subsidiaries of the Company that are UK authorised firms that will occur by virtue of Completion.

5.3	Subject to the performance by the Sellers and Management Sellers of their obligations in clause 5.2 (with the exception of those obligations which first require performance by the Buyer of its obligations under this clause 5.3), the Buyer shall at Completion:

5.3.1	subscribe for A Ordinary Shares in the capital of the Company pursuant to the Subscription Letter and in consideration for the Subscription Funds;

5.3.2	pay or cause to be paid to the Sellers’ Solicitors or, in the case of Precis, to the Company’s Solicitors (whose receipt in each case shall be a sufficient discharge therefor) the amount of the Consideration due to each Seller as stipulated in column (3) of Part 1 of Schedule 1, less an amount equal to each Seller’s share of the Sellers’ Retention Amount and the Sellers’ W&I Retention, as stipulated in columns (4) and (5) of Schedule 1;

5.3.3	pay or cause to be paid to the Company’s Solicitors (whose receipt shall be a sufficient discharge therefor) the amount of the Consideration due to each Management Seller as stipulated in column (3) of Part 2 of Schedule 1, less an amount equal to each Management Seller’s share of the Management Sellers’ Retention Amount and the Management Sellers’ W&I Retention, as stipulated in columns (4) and (5) of Schedule 2;

5.3.4	pay or cause to be paid the Retention and the W&I Retention into the Retention Account, which shall be maintained in accordance with clause 6 and Schedule 6;

5.3.5	at the direction of the Company, make the payments set out in column (3) of Schedule 2 by way of electronic transfer for same day value to the accounts set out column (5) of Schedule 2;

5.3.6	at the direction of the Company, pay the Accrued Dividend Amount by way of electronic transfer for same day value to the accounts set out in column (5) of Schedule 2 and in the amount due to each holder of Preference Shares as set out in column (4) of Schedule 2;

5.3.7	at the direction of the Company, discharge in full the Outstanding Indebtedness by electronic transfer for same day value to Santander Solicitors’ Account;

5.3.8	deliver to the Management Sellers the Disclosure Letter duly executed by the Buyer;

5.4	Payment in accordance with this clause 5 shall constitute a valid discharge of the Buyer’s obligations under clause 3.2.

6.	RETENTION ACCOUNT

Provisions relating to the Retention Account are set out in Schedule 6.

7.	WARRANTIES

7.1	The Buyer and the Buyer’s Guarantor hereby warrant to the Sellers and the Management Sellers as at the date of this agreement in the terms of the Buyer’s Warranties.

7.2	Each Seller in respect of itself only hereby warrants to the Buyer as at the date of this agreement in the terms of the Title Warranties.

7.3	Each Management Seller in respect of himself only hereby warrants to the Buyer as at the date of this agreement in the terms of the Title Warranties.

7.4	Subject to the limitations in Schedule 9 and save as Disclosed, the Warrantor hereby warrants to the Buyer as at the date of this agreement in the terms of the General Warranties and the Tax Warranties.

7.5	A payment of any Warranty Claim shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation subject always to the limitations set out in paragraph 2.1 of Schedule 9.

7.6	Each of the Warranties is separate and independent and save as expressly provided in this agreement (including, without limitation, the limitations in Schedule 9) or in the Disclosure Letter shall not be limited by reference to any other Warranty or anything else in this agreement.

7.7	The Warrantor shall not be liable for any Claim to the extent that the Buyer has actual knowledge, as at the date hereof, of a matter that has not been Disclosed in respect of which the Buyer may otherwise be entitled to bring a claim for breach of the Warranties. For the purposes of this agreement, the actual knowledge of the Buyer shall be the actual knowledge of Keith Barton, Alissa Pfitzner, David Ross, Philip Branch, Gary Lashmar, Louis Nell, Shirley Lawrence, Sarah Dalgarno, David Hassan, Bernard Bazley, Valda Salisbury, Matthew Pike, Walter Bay and Mark Mugge.

7.8	Where any Warranty or any other statement in this agreement is qualified by the expression “so far as the Warrantor is aware” or by any similar expression, the Warranty or statement shall be deemed to be given on the basis of the actual knowledge of the Warrantor having made reasonable enquiry of each of William Bloomer, Nigel Thomas and Keith Hamill.

7.9	The Warrantor agrees that any information supplied by the Company or any of its Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company and any of its Subsidiaries (“Officers”) to the Warrantor or his advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantor, and the Warrantor hereby undertakes to the Buyer and to the Company, its Subsidiaries and each Officer that it waives any and all claims it might otherwise have against any of them in respect of such claims, except in any case insofar as the Warrantor has been fraudulently or dishonestly misled by any such employee, director, agent or officer.

8.	LIMITATIONS ON CLAIMS

The provisions of Schedule 9 limit the liability of the Warrantor in relation to any Claim.

9.	INDEMNITIES

9.1	Subject as provided in this clause 9 and in Schedule 6, the Warrantor undertakes to indemnify, and to keep indemnified, the Buyer and each Group Company against:

9.1.1	all Liabilities which may be suffered or incurred by any of them and which arise as a result of any claim made by Mr Andrew Whiteley against any Group Company in relation to the termination of his employment and shares in the Company and options over shares in the Company previously owned or held by him;

9.1.2	all Liabilities which may be suffered or incurred by any of them and which arise as a result of any claim made by Mr Arthur Mannings against any Group Company in relation to the termination of benefits under the private health insurance policy underwritten by Unum Limited;

9.1.3	all Annualised Revenue Losses (as defined below) in excess of £100,000 in aggregate which may be suffered or incurred by any of them during the period from the date of this agreement until the third anniversary thereof and which arise during such period as a result of any Group Company having entered into any agreement, transaction or other arrangement whatsoever prior to Completion with any person who at the time of Completion:

9.1.3.1	is directly or indirectly owned or controlled by the government of any country that is subject to a sanction or embargo imposed by the international community including the UK, EU, UN and the USA; or

9.1.3.2	is identified by or in the list of Specially Designated National or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or is otherwise subject thereto; or

9.1.3.3	is any other banned or blocked person, entity or government pursuant to any law, order, rule, regulation or list that is enforced or administered by the OFAC or any other Governmental Entity anywhere in the World;

“Annualised Revenue Losses” means any loss of net retained revenue, not exceeding net retained revenue for a single 12 month period, incurred by any Group Company where such Group Company has to cease to do business with, or materially alter any contract with, a Client during the period from the date of this agreement until the third anniversary thereof as a result of any of the circumstances referred to in clauses 9.1.3.1-9.1.3.3 above;

9.1.4	an IBA Funding Shortfall in excess of £100,000 which arises in the period from the date of this agreement until the third anniversary thereof; and

9.1.5	any Liability in excess of £2,500 arising in the period from the date of this agreement until the third anniversary thereof as a result of any Credit Write-Backs undertaken by any Group Company prior to Completion, except to the extent that any such Liability is the subject of a Claim under the indemnity in clause 9.1.4.

9.2	If a claim is received by the Buyer or any Group Company or if the Buyer becomes aware of any action, enquiry, investigation or other matter which may result in a liability of the Warrantor in respect of any of the matters listed in clause 9.1 (any such claim, action, enquiry, investigation or other matter being referred to as an “Indemnity Claim”):

9.2.1	the Buyer will procure that written notice of the Indemnity Claim is given to the Warrantor (with a copy to the Sellers’ Representative and to the Management Sellers’ and Precis Representative) as soon as reasonably practicable (but such notice will not be a condition precedent to the liability of the Warrantor);

9.2.2

the Buyer will provide to the Sellers’ Representative and to the Management Sellers’ and Precis Representative and to their professional advisers reasonable details of and/or copies of any available documents or records relevant to the Indemnity Claim for the purpose of enabling investigation of the matter (save to the extent that any such documents or records constitute documents prepared by the Buyer’s professional advisers or internal memoranda of the Buyer as to any potential claim which may be made against the Warrantor pursuant to the terms of this agreement or documents which are subject to legal privilege);

9.2.3	the Buyer will not admit liability and will procure that the relevant Group Company will not admit liability in respect of or compromise or settle the matter giving rise to the Indemnity Claim without the prior written consent of the Sellers’ Representative and to the Management Sellers’ and Precis Representative, provided that the Buyer may act without such consent in circumstances where in its reasonable opinion failure to admit liability or compromise or settle the matter giving rise to the Indemnity Claim will materially prejudice any Group Company’s position or result in an increase in the liability in respect of the Indemnity Claim;

9.3	In respect of any Indemnity Claim under clauses 9.1.1 or 9.1.2 (a “Relevant Indemnity Claim”), subject to the Buyer being indemnified to its reasonable satisfaction in accordance with clause 9.5 below:

9.3.1	the Buyer shall, and shall procure that the Company and any of its Subsidiaries shall, take such action as the Sellers’ Representative and the Management Sellers’ and Precis Representative may jointly reasonably request by joint notice in writing and give such information and assistance as they may jointly reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend such Relevant Indemnity Claim and to appeal against any judgment given in respect thereof including (without limitation) applying to postpone so far as legally possible the payment of any Taxation;

9.3.2	on the written joint request of the Sellers’ Representative and the Management Sellers’ and Precis Representative, the sole conduct of any legal proceedings of whatsoever nature arising out of any such Relevant Indemnity Claim (“Proceedings”) shall be delegated to the Sellers’ Representative and the Management Sellers’ and Precis Representative. For this purpose, the Buyer shall give or procure to be given to the Sellers’ Representative and the Management Sellers’ and Precis Representative such reasonable assistance as they may jointly reasonably require and shall appoint such solicitors and other professional advisers as they may jointly nominate to act on behalf of the Buyer or the relevant Group Company in accordance with their instructions.

9.4	Where Proceedings are delegated in accordance with clause 9.3.2:

9.4.1	no action shall be taken in relation to such Proceedings which the Buyer reasonably considerers will be materially detrimental to Buyer or the Group Companies or the reputation of the Buyer’s Guarantor or any member of the Buyer’s Guarantor’s Group;

9.4.2	the Sellers’ Representative and the Management Sellers’ and Precis Representative shall keep the Buyer fully and promptly informed of the Proceedings, shall consult the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

9.4.3

the Sellers’ Representative and the Management Sellers’ and Precis Representative shall not make any settlement or compromise of the Relevant Indemnity Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Relevant Indemnity Claim without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Sellers’ Representative and the Management Sellers’ and Precis Representative shall have no liability in respect of any such Indemnity Claim arising therefrom in excess of the figure at which they could have settled or compromised the relevant Relevant Indemnity Claim.

9.5	Where the Sellers’ Representative and the Management Sellers’ and Precis Representative take over the conduct of any Proceedings pursuant to the provisions of clause 9.3.2, the Sellers and the Management Sellers shall indemnify the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses which may be incurred by the Buyer as a consequence of any actions taken at the joint written request of the Sellers’ Representative and the Management Sellers’ and Precis Representative pursuant to clause 9.3.2.

9.6	Any payment made in respect of a claim under this clause 9 shall include, except where otherwise specified, any amount in respect of reasonable legal and professional fees and expenses incurred by the Buyer or the relevant Group Company in enforcing its rights under such Indemnities and in addition any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

9.7	The provisions of Schedule 6, including in particular paragraph 9 of Schedule 6, shall apply as regards any Indemnity Claim.

9.8	Without prejudice to clause 9.7, the entire amount standing to the credit of the Retention Account may be used (strictly in accordance with, and subject as provided in, Schedule 6) in respect of any amount due to the Buyer in respect of Indemnity Claims.

9.9	The Buyer shall not be entitled to make an Indemnity Claim to the extent that provision or allowance for the matter or liability which would otherwise give rise to the Indemnity Claim in question has been made in the Completion Statement or it is otherwise specifically taken account of, or reflected in, the Completion Statement.

9.10	Without prejudice to the provisions of Schedule 6, if in respect of the matter which has given rise to the Indemnity Claim a member of the Buyer’s Group recovers under any policy of insurance, the amount of insurance monies which that member recovers (less any costs of recovery) shall reduce pro tanto or extinguish the amount of such Indemnity Claim.

10.	TAX COVENANT

The Warrantor hereby covenants with the Buyer in the terms of Schedule 12.

11.	BUYER’S GUARANTOR

11.1	The Buyer’s Guarantor irrevocably and unconditionally:

11.1.1	guarantees to the Management Sellers and the Sellers the due and punctual performance by the Buyer of the Guaranteed Liabilities;

11.1.2	undertakes with each Management Seller and each Seller that whenever the Buyer does not pay any amount when due under or in connection with the Guaranteed Liabilities, it shall immediately pay that amount as if it were the principal debtor; and

11.1.3

agrees with each Seller and each Management Seller that if any obligation guaranteed by it is or becomes unenforceable, invalid illegal, it will, as an independent and primary obligation, indemnify each Seller and each Management Seller immediately on demand against any cost, loss or liability it incurs as a result of the Buyer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this agreement and/or the Tax Covenant on the date when it would have been due. Any reference to “a guarantee” and any provisions of this guarantee relating to a guarantee but not to a primary obligation shall be ignored for the purpose of interpreting the nature of the Buyer’s Guarantor’s obligations under this clause 11.1.3. The amount payable by the Buyer’s Guarantor under this indemnity will not exceed the amount it would have had to pay under this guarantee if the amount claimed had been recoverable on the basis of a guarantee.

11.2	The Buyer’s Guarantor’s obligations under this clause 11 are primary obligations and not those of a mere surety and shall continue until all of the Guaranteed Liabilities have been discharged and performed in full.

11.3	The Buyer’s Guarantor’s obligations under this clause 11 are continuing obligations and are not satisfied, discharged, limited or affected by an intermediate payment or discharge or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Buyer.

11.4	The Buyer’s Guarantor’s liabilities under this clause 11 are not affected by an arrangement which the Buyer may make with the Buyer’s Guarantor or with another person which (but for this clause 11.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety and shall be in addition to and shall not merge with or prejudice or be prejudiced by any collateral or other security now or in the future held by the Sellers and/or the Management Sellers.

11.5	The obligations of the Buyer’s Guarantor under clause 11 shall not be limited, discharged, prejudiced or released by:

11.5.1	any invalidity of any obligation of the Buyer or the Buyer’s Guarantor under the Guaranteed Liabilities; or

11.5.2	any lack of capacity, power or authority or misuse of authority or any legal limitation or defect in the actions on the part of the Buyer or the Buyer’s Guarantor or any change in the status or name of the Buyer; or

11.5.3	any time, consent, waiver, release or other indulgence granted to, or composition with, the Buyer or any other person; or

11.5.4	the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor of any person.

11.6	The Management Sellers and/or the Sellers may at any time as they think fit and without reference to the Buyer’s Guarantor and without prejudice to the Buyer’s Guarantor’s obligations under this clause 11.6:

11.6.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Buyer under the agreement;

11.6.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Sellers and/or the Management Sellers;

11.6.3	discharge a party to other securities or guarantees held by the Management Sellers and/or the Sellers and realise all or any of those securities or guarantees;

11.6.4	compound with, accept compositions from and make other arrangements with the Buyer or a person or persons liable on other securities or guarantees held or to be held by the Management Sellers or the Sellers.

11.7	Until all of the Guaranteed Liabilities have been fully performed and discharged, the Buyer’s Guarantor shall not, without the prior written consent of the Management Sellers and the Sellers:

11.7.1	exercise as against the Sellers or the Management Sellers in respect of any amount previously paid by the Buyer’s Guarantor under this guarantee, any right of subrogation or any other rights or remedy which the Buyer’s Guarantor may have in respect of the same; or

11.7.2	claim or prove as a creditor of the Buyer in competition with any Seller and/or the Warrantor.

11.8	The Management Sellers and/or the Sellers may claim under the guarantee set out in clause 11.1 without first making demand of the Buyer or taking any action to claim under to enforce any other rights, security or other guarantee which it may hold from time to time in respect of the Guaranteed Liabilities and the Buyer’s Guarantor irrevocably waives any right it may have of first requiring the Management Sellers and/or the Sellers (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer’s Guarantor under this clause 11. This waiver applies irrespective of any law or any provision of the agreement to the contrary.

11.9	The Buyer’s Guarantor shall make any payments due from it under this clause 11 in full, without any deduction or withholding in respect of any claim (whether by way of set-off, counterclaim or otherwise) asserted from time to time by any Seller or any Management Seller against the Buyer under this agreement or in respect of any other matter or thing.

12.	RESTRICTIVE COVENANTS

12.1	Each of the Sellers (other than Precis) severally covenants with the Buyer that it shall not at any time during the period of 3 years from the Completion Date attempt to solicit or entice away from the Company or any of its Subsidiaries, any Senior Employee or procure or facilitate the making of any such offer or attempt by any other person.

12.2	Nothing in clause 12.1 shall prohibit the general solicitation of any employee conducted through the media or an independent third party consultant provided that such consultant or media is not specifically directed at employees of the Company or the Subsidiaries.

12.3	The covenants in this clause 12 are intended for the benefit of the Buyer, the Company and its Subsidiaries and apply to actions carried out by the Sellers (other than Precis) in any capacity and whether directly or indirectly, on the Sellers’ (other than Precis) own behalf, on behalf of any other person or jointly with any other person.

13.	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Each of the Sellers and each of the Management Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all information that they have acquired about the Company and its Subsidiaries and the Buyer’s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

13.2	Save in respect of the Announcement, the Buyer undertakes to each of the Sellers and each of the Management Sellers to keep confidential the terms of this agreement and all information that it has acquired about each Seller and its Group (as such Group is constituted immediately after Completion) and to use the information only for the purposes contemplated by this agreement.

13.3	The Buyer does not have to keep confidential or restrict its use of information about the Company and its Subsidiaries after Completion.

13.4	Each party to this agreement does not have to keep confidential or to restrict its use of:

13.4.1	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

13.4.2	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it has acquired free from any obligation of confidence to any other person.

13.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13:

13.5.1	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

13.5.2	with the written consent of the other parties; or

13.5.3	with the written consent of one party, if such information relates only to that party; or

13.5.4	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement);

13.5.5	to the extent that the disclosure is required:

(a)	by law; or

(b)	by a regulatory body, Taxation Authority or securities exchange; or

(c)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(d)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(e)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

13.6	Each party shall supply any other party with any information about itself or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.	FURTHER ASSURANCE

14.1	The Management Sellers shall (at their own expense) as soon as is practicable execute and deliver all such documents, and do all such things, as the Buyer may reasonably require from time to time for the purpose of giving full effect to the obligations of the Management Sellers under this agreement.

14.2	From the date of this agreement until the date on which the Sale Shares sold pursuant to this agreement are registered in the name of the Buyer, each Seller hereby appoints the Buyer as its attorney for the purpose on its behalf of lawful exercise of the voting rights attaching to the Sale Shares sold hereunder by that Seller.

14.3	The Buyer hereby undertakes to the Sellers and the Management Sellers to:

14.3.1	apply to HM Revenue & Customs for the stamping of the stock transfers in respect of the Sale Shares within 30 days from Completion; and

14.3.2	register the transfer of the Sale Shares in the statutory registers of the Company within 5 Business Days of receipt of the stamped stock transfer forms from HM Revenue & Customs.

15.	ASSIGNMENT

15.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement.

15.2	Each party that has rights under this agreement is acting on its own behalf.

15.3	Any party (the “Transferor”) may after Completion assign its rights, but not its obligations, under this agreement (or any document referred to in this agreement as being in agreed form) to any member of its Group (the “Transferee”) provided that no such assignment shall in no way increase the liability of the other parties and provided further that if the Transferee ceases to be a member of the Transferor’s Group it shall forthwith transfer any right assigned to it pursuant to this agreement to another member of the Transferor’s Group.

15.4	If there is an assignment:

15.4.1	the other parties may discharge their obligations under this agreement to the Transferor until they receive notice of the assignment; and

15.4.2	the Transferee may enforce this agreement as if it were a party to it, but the Transferor shall remain liable for any obligations under this agreement.

16.	WHOLE AGREEMENT

16.1	In this clause 16, the following definition applies:

16.2	“Representation” means representation, warranty, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment (whether contractual or otherwise and whether express or implied).

16.3	This agreement, and any documents referred to in it (together the “Transaction Documents”), constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

16.4	The Buyer acknowledges that it has not relied on or been induced to enter into this agreement and any other Transaction Document by a Representation given by the Sellers and/or the Management Sellers or any advisers to the Sellers or the Management Sellers other than the Warranties.

16.5	Neither the Sellers nor the Management Sellers shall be liable to the Buyer for a Representation that is not expressly set out in this agreement.

16.6	The Sellers and the Management Sellers each acknowledge that they have not relied on or been induced to enter into this Agreement by a Representation given by the Buyer or any adviser to the Buyer other than the Buyer Warranties.

16.7	The Buyer, the Sellers and the Management Sellers agree that neither of them shall bring any action against the other in relation to (a) previous agreement(s) between them relating to the subject matter of this agreement or (b) any Representation other than the Warranties, Tax Covenant or Indemnities set out in this agreement, provided always that the confidentiality agreement entered into on 2 December 2010 between the Buyer’s Guarantor, Arthur J. Gallagher (UK) Limited and the Company shall only terminate as provided therein, namely, on and subject to Completion occurring.

16.8	The Buyer shall not be entitled to rescind, repudiate or terminate this agreement after Completion.

16.9	Nothing in this clause 16 operates to limit or exclude any liability for fraud.

17.	VARIATION AND WAIVER

17.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

17.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

17.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

17.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

17.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

17.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

18.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

19.	MANAGEMENT SELLERS’ AND PRECIS REPRESENTATIVE

19.1	The Management Sellers and Precis each hereby appoint, authorise and empower the Management Sellers’ and Precis Representative as each of the Management Sellers’ and Precis’ true and lawful agent and attorney-in-fact to give consent, direction, notice or take any other action required or permitted pursuant to this Agreement, on behalf of each such Management Seller and Precis, including, without limitation, the power to act for the Warrantor in respect of all Warranty and Claim matters referred to in this agreement, including the power to acknowledge responsibility for any Claim and the power to compromise, or settle any Claim on behalf of the Warrantor.

19.2	All consents, directions, notices or actions given or taken by the individuals from time to time constituting the Management Sellers and Precis Representative shall be given or taken jointly by such individuals.

19.3	The Buyer and any other person may conclusively rely, without inquiry, upon any action of the Management Sellers’ and Precis Representative in respect of all matters referred to in this agreement.

19.4	Save in respect of fraud or gross negligence, the Management Sellers’ and Precis Representative shall not be held liable to the Management Sellers or to Precis for any claims whatsoever arising from any act that such persons who together or individually constitute the Management Sellers’ and Precis Representative may do pursuant to their or his appointment.

19.5	The Management Sellers and Precis each agree that the Buyer shall be entitled to rely on this clause 19 in dealing with the Management Sellers’ and Precis Representative on behalf of all the Management Sellers and Precis.

19.6	A majority of Adrian Colosso, William Bloomer and Keith Hamill may at any time, by notice in writing to the Buyer and the Sellers’ Representative, appoint a replacement Management Sellers’ and Precis Representative. In the event of the death or incapacity of both of Keith Hamill and William Bloomer, Adrian Colosso and Nigel Thomas may appoint a replacement Management Sellers’ and Precis Representative.

20.	SELLERS’ REPRESENTATIVE

20.1	The Sellers (save for Precis) each hereby appoint, authorise and empower the Sellers’ Representative as their true and lawful agent and attorney-in-fact to give consent, direction, notice or take any other action required or permitted pursuant to this Agreement, on behalf of such Seller, including, without limitation, the power to act for any such Seller in respect of the matters referred to in Schedule 6 or Schedule 7.

20.2	The Buyer and any other person may conclusively rely, without inquiry, upon any action of the Sellers’ Representative in respect of all matters referred to in this agreement.

20.3	Save in respect of fraud or gross negligence, the Sellers’ Representative shall not be held liable to the other Sellers (other than Precis) for any claims whatsoever arising from any act he may do pursuant to his appointment.

20.4	The Sellers (other than Precis) each agree that the Buyer shall be entitled to rely on this clause 20 in dealing with the Sellers’ Representative on behalf of all the Sellers (other than Precis).

20.5	The Sellers may at any time, by notice in writing to the Buyer and the Management Sellers’ and Precis Representative, appoint a replacement Sellers’ Representative.

21.	NOTICE

21.1	A notice given under this agreement shall be in writing in the English language (or be accompanied by a properly prepared translation into English) and shall be delivered by hand or by pre-paid first class post or by fax or (if the notice is to be served by post outside the country from which it is sent) by airmail addressed and sent to the party to be served at the addresses specified in clause 21.3.

21.2	Any notice to be given to or by all of the Sellers (other than Precis) under this agreement is deemed to have been properly given if it is given to or by the Sellers’ Representative. Any notice required to be given to or by some only of the Sellers (other than Precis) shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1.

21.3	Any notice to be given to or by all of the Management Sellers or to Precis under this agreement is deemed to have been properly given if it is given to or by the Management Sellers’ and Precis Representative. Any notice required to be given to or by some only of the Management Sellers or to or by Precis only shall be given to or by the Management Seller concerned or (as appropriate) to or by Precis (and in the case of a notice to the Management Sellers or to Precis) at their address or fax number as set out in Schedule 1.

21.4	The addresses for service of notice are:

21.4.1	Sellers’ Representative

name: West Register (Investments) Limited

address: c/o The Royal Bank of Scotland Group, 280 Bishopsgate, London EC2M 4RB

for the attention of: Kam Sondhi

fax number: +44 (0)20 7672 0321

21.4.2	Management Sellers’ and Precis Representative

name: William Bloomer and Keith Hamill

address: William Bloomer’s and Keith Hamill’s addresses as set out in Schedule 1 fax number: William Bloomer’s and Keith Hamill’s fax numbers as set out in Schedule 1 with a copy of the notice to the Company’s Solicitors, reference 0Z1065.00118 (or to such other person(s) as the Management Sellers’ and Precis Representative may notify in accordance with the provisions of this clause 21 from time to time)

21.4.3	Buyer

name: Gallagher Holdings Two (UK) Limited

address: 9 Alie Street, London E1 8DE

for the attention of: Alissa Pfitzner, Chief Counsel and Company Secretary

fax number: +44 (0)20 7204 6025

21.4.4	Buyer’s Guarantor

name: Arthur J. Gallagher & Co

address: The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143

for the attention of: Walter Bay, General Counsel

fax number: +1 630 285 3483

(or such other address and fax number, or person, as each party may notify to the others in accordance with the provisions of this clause 21).

21.5	A notice is deemed to have been received:

21.5.1	if delivered personally, at the time of delivery; or

21.5.2	in the case of fax, at the time of transmission; or

21.5.3	in the case of pre-paid first class post or recorded delivery, two Business Days from the date of posting; or

21.5.4	in the case of airmail, five Business Days from the date of posting.

21.6	If deemed receipt under clause 21.5 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), then the notice shall be deemed to have been received when business next starts in the place of receipt.

21.7	To prove service in respect of notices sent by fax or post, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

21.8	The provisions of this clause 21 shall not apply to the service of any proceedings or other documents in any legal action.

22.	INTEREST ON LATE PAYMENT

22.1	Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

22.2	The rate of interest shall be 1% per annum above the base lending rate for the time being of Barclays Bank plc and shall accrue on a daily basis and be compounded quarterly (the “Interest Rate”).

22.3	This clause 22 is without prejudice to any claim for interest under the law.

23.	SEVERANCE

23.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

23.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

24.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

25.	THIRD PARTY RIGHTS

25.1	This agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

25.2	Each of the parties confirms to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

26.	SUCCESSORS

The rights and obligations of the Sellers, the Management Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

27.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

28.	NO SET-OFF

Save only as may be required by law, all sums payable to the Sellers and/or the Management Sellers under or pursuant to this agreement shall be paid in full when due without deduction, withholding, set-off or counterclaim.

29.	GOVERNING LAW AND JURISDICTION

29.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

30.	AGENT FOR SERVICE

30.1	The Buyer’s Guarantor irrevocably appoints Arthur J Gallagher UK Limited to be its agent (the “Agent”) to receive, accept and acknowledge service of any proceedings, claim forms, application notices, judgements, orders or other notices of legal process issued by the Sellers or the Management Sellers under this agreement against the Buyer’s Guarantor.

30.2	Service shall be deemed completed on delivery to the Agent at 9 Alie Street, London E1 8DE or such other address for service in England given in accordance with clause 21 to the party effecting service (whether or not it is forwarded to and received by the Buyer’s Guarantor).

30.3	Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS of which the parties have executed this Deed and delivered the same on the date set out above.

SCHEDULE 1

PARTICULARS OF THE SELLERS AND THE MANAGEMENT SELLERS

PART 1—THE SELLERS AND THE SALE SHARES AND THE PERCENTAGE OF THE CONSIDERATION DUE TO THE SELLERS

(1) Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.2 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to/by each Seller under clause 4.6 or clause 4.7
Cargill Financial Markets Plc Knowle Hill Park Fairmile Lane Cobham Surrey KT11 2PD	3,916,200 A Ordinary Shares	£2,518,400.22	303,897.12	39,162.00	2,175,341.10	Sellers’ Solicitors Account	7.83%

Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ	7,247,763 A Ordinary Shares	4,660,836.51	562,426.41	72,477.63	4,025,932.47	Sellers’ Solicitors Account	14.50%

(1) Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.2 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to/by each Seller under clause 4.6 or clause 4.7
ECO Master Fund Limited 9th Floor, 320 Park Avenue, New York NY10022	8,118,415 A Ordinary Shares	5,220,728.80	629,989.00	81,184.15	4,509,555.64	Sellers’ Solicitors Account	16.24%

ECR Master Fund Limited 9th Floor, 320 Park Avenue, New York NY10022	2,058,622 A Ordinary Shares	1,323,843.04	159,749.07	20,586.22	1,143,507.75	Sellers’ Solicitors Account	4.12%

West Register (Investments) Limited 24/25 St Andrew Square Edinburgh EH2 1AF	8,659,000 A Ordinary Shares	5,568,364.10	671,938.40	86,590.00	4,809,835.70	Sellers’ Solicitors Account	17.32%

(1) Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.2 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to/by each Seller under clause 4.6 or clause 4.7
Precis (2517) Limited 133 Houndsditch London EC3A 7AH	5,000,000 B Ordinary Shares	3,215,362.11	388,000.00	50,000.00	2,777,362.11	Company’s Solicitors Account	10.00%

TOTAL	35,000,000	£22,507,534.77	£2,716,000.00	£350,000	£19,441,534.77

PART 2—THE MANAGEMENT SELLERS, THE SALE SHARES AND THE PERCENTAGE OF THE CONSIDERATION DUE TO THE MANAGEMENT SELLERS

(1) Management Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.3 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to or by each Management Seller under Clause 4.6 or clause 4.7
Appleby Trust (Jersey) Limited PO Box 207 13-14 Esplanade, St Helier Jersey Channel Islands JE1 1BD (in its capacity as trustee of the HLG Holdings Limited Employee Incentive Trust)	8,000,000 C Ordinary Shares 4,750,000 D Ordinary Shares	8,199,173.38	989,400	127,500.00	7,082,273.38	Company’s Solicitors Account	25.50%

(1) Management Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.3 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to or by each Management Seller under Clause 4.6 or clause 4.7
Adrian Colosso Hillside Farm Burnham Road Woodham Mortimer Maldon Essex CM9 6SP	1,500,000 C Ordinary Shares	964,608.63	116,400.00	15,000.00	833,208.63	Company’s Solicitors Account	3.00%

Keith Hamill Brambles Beechcroft Chislehurst Kent BR7 5DB	750,000 C Ordinary Shares	482,304.32	58,200.00	7,500.00	416,604.32	Company’s Solicitors Account	1.50%

(1) Management Sellers’ names, addresses, fax numbers	(2) No. of Sale Shares	(3) Total Consideration due on Completion (before deduction of Retention and W&I Retention) under clause 3.1 (£)	(4) Proportion of Retention to be deducted on Completion (£)	(5) Proportion of W&I Retention to be deducted on Completion (£)	(6) Net Consideration payable on Completion under clause 5.3.3 (£)	(7) Nominated Account for payment purposes	(8) Proportion of any adjustment owed to or by each Management Seller under Clause 4.6 or clause 4.7
William David Bloomer 214 Barry Road East Dulwich London SE22 0JS	2 Deferred Shares	0	0	0	0	N/A	0

TOTAL	15,000,002	£9,646,086.33	£1,164,000.00	£150,000.00	£8,332,086.33

SCHEDULE 2

PREFERENCE SHARES

(1) Preference Shareholders’ Name and Address	(2) Number of Preference Shares Held	(3) Redemption Amount (excluding the Accrued Dividend Amount) (£)	(4) Amount of Accrued Dividend (£)	(5) Nominated Account for payment purposes
Cargill Financial Markets Plc Knowle Hill Park Fairmile Lane Cobham Surrey KT11 2PD	2,366,074	2,366,074	1,252,943.14	Sellers’ Solicitors Account

Credit Suisse Securities (Europe) Limited One Cabot Square London E14 4QJ	4,921,948	4,921,948	2,606,393.96	Sellers’ Solicitors Account

ECO Master Fund Limited 9th Floor, 320 Park Avenue, New York NY10022	5,447,952	5,447,952	2,884,936.86	Sellers’ Solicitors Account

ECR Master Fund Limited 9th Floor, 320 Park Avenue, New York NY10022	1,243,783	1,243,783	658,639.32	Sellers’ Solicitors Account

(1) Preference Shareholders’ Name and Address	(2) Number of Preference Shares Held	(3) Redemption Amount (excluding the Accrued Dividend Amount) (£)	(4) Amount of Accrued Dividend (£)	(5) Nominated Account for payment purposes
Graphite Enterprise Trust Plc 4th Floor Berkeley Square House Berkeley Square London W1J 6BQ	230,935	230,935	122,290.52	Graphite Enterprise Trust PLC Royal Bank of Scotland PLC Sort code 16-04-00 A/C 20179769

Graphite Enterprise Trust Limited Partnership 4th Floor Berkeley Square House Berkeley Square London W1J 6BQ	57,734	57,734	30,572.76	Graphite Enterprise Trust Limited Partnership Royal Bank of Scotland PLC Sort code 16-04-00 A/C 20179831

Precis (2517) Limited 133 Houndsditch London EC3A 7AH	19,500,000	19,500,000	10,326,131.50	Company’s Solicitors Account

West Register (Investments) Limited 24/25 St Andrew Square Edinburgh EH2 1AF	5,231,574	5,231,574	2,770,354.93	Sellers’ Solicitors Account

TOTAL	39,000,000	£39,000,000.00	£20,652,263.00

SCHEDULE 4

COMPLETION

PART 1 - SELLERS’ COMPLETION DELIVERABLES

At Completion, each Seller in respect of itself only shall deliver, or cause to be delivered, to the Buyer the following:

1.	a copy of the board minutes or signing authorities of such Seller authorising entry by such Seller into this agreement and any other documents to be entered into by such Seller pursuant to this agreement;

2.	a transfer of its Sale Shares executed by such Seller in favour of the Buyer;

3.	a share certificate for such Seller’s Sale Shares in the names of the registered holders or an indemnity for any lost certificates;

4.	a certified copy of any power of attorney under which any document to be delivered to the Buyer under this Part 1 has been executed;

5.	a deed of termination of the Shareholders Agreement duly executed by each Seller;

6.	the Escrow Letter duly executed by the Sellers’ Representative;

7.	signed copies of a special written resolution of the Company to adopt new articles of association of the Company and to authorise the directors of the Company to allot new A Ordinary Shares to the Buyer in consideration for the Subscription Funds.

PART 2 - MANAGEMENT SELLERS COMPLETION DELIVERABLES

At Completion, the Management Sellers shall deliver, or cause to be delivered, (or in the case of the statutory minute books and registers referred to in paragraph 15 below, shall make available) to the Buyer the following:

1.	a copy of the power of attorney signed by Appleby authorising entry by the named attorneys therein on behalf of Appleby into this agreement and any other documents to be entered into by Appleby pursuant to this agreement;

2.	a transfer of its Sale Shares executed by such Management Seller in favour of the Buyer;

3.	a share certificate for such Management Seller’s Sale Shares in the names of the registered holders or an indemnity for any lost certificates;

4.	an irrevocable power of attorney given by each Management Seller in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to such Management Seller’s Sale Shares before the transfer of such Management Seller’s Sale Shares is registered in the register of members;

5.	a certified copy of any power of attorney under which any document to be delivered to the Buyer under this Part 1 has been executed;

6.	a deed of termination of the Shareholders Agreement duly executed by each Management Seller;

7.	the Escrow Letter duly executed by the Management Sellers’ and Precis Representative;

8.	signed copies of a special written resolution of the Company to adopt new articles of association of the Company and to authorise the directors of the Company to allot new A Ordinary Shares to the Buyer in consideration for the Subscription Funds duly executed by each Management Seller;

9.	a copy of the new articles of association of the Company appropriate for filing at Companies House;

10.	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule;

11.	the Book Debts Ledger;

12.	documentation in respect of the exercise of options over C Shares and D Shares to the satisfaction of the Buyer having been executed and delivered to the satisfaction of the Buyer;

13.	in respect of all charges, mortgages, debentures and guarantees to which the Company or any of its Subsidiaries is a party and in relation to each such instrument and any covenants connected with it, subject to discharge by the Buyer of the Outstanding Indebtedness on Completion:

13.1	a sealed discharge or release; and

13.2	if applicable, a sworn and completed Form MG02 (statement of satisfaction in full or in part of the mortgage or charge).

14.	in relation to the Company and each of its Subsidiaries, the statutory registers and minute books (written up to the time immediately before Completion, including, for the avoidance of doubt the registration of the Buyer as holder of the shares allotted to it pursuant to the Subscription Letter), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

15.	the written resignation, executed as a deed, of the directors of the Company, Friary Intermediate Limited, Heath Lambert Overseas Limited, Heath Lambert Limited, Lambert Fenchurch Overseas Limited, Risk Management Holdings, HL Corporate Services Limited and Heath Insurance Broking Limited from their offices with such company, except for Adrian Colosso who is not resigning;

16.	the written resignation, executed as a deed, of the secretaries of each of the Company, Heath Lambert Limited, Heath Lambert Consulting Limited, HL Corporate Services Limited and Fenchurch Trustees Limited from their offices with each such Company;

17.	the written resignation, executed as a deed, of Andrew Nibloe from his office as a director with Heath Lambert Consulting Limited.

18.	the written resignation of the auditors of the Company and of each of its Subsidiaries (as the case may be), accompanied in each case by:

18.1	a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company or of the relevant Subsidiary; and

18.2	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or the relevant Subsidiary in accordance with section 519 of the Companies Act 2006.

PART 3 - WARRANTOR’S COMPLETION DELIVERABLES

At Completion, the Warrantor shall deliver, or cause to be delivered, to the Buyer the following:

1.	the Disclosure Letter duly executed by it;

2.	written consent from EUI Limited, Debenhams Retail PLC, RIBA Professional Services Limited, RAC Financial Services Limited and NPA Insurance Limited to the change of control of the Company and its Subsidiaries;

3.	evidence to the Buyer confirming that coverage under the existing E&O policy of the Group Companies will continue notwithstanding Completion until its natural expiry;

4.	copy correspondence from the Company instructing Fenchurch Faris Limited that it and its Investments (as defined in the shareholders’ agreement governing Fenchurch Faris Limited) cannot utilise any name or logo of any Group Company including an acknowledgement of such instruction from Fenchurch Faris Limited.

PART 4 - MATTERS FOR THE BOARD MEETINGS OF THE COMPANY AT COMPLETION

The Sellers (in so far as they are able) and the Management Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:

1.	the Company shall allot 75,873,754.00 A Ordinary Shares to the Buyer in consideration for the Subscription Funds pursuant to the Subscription Letter;

2.	the Company shall pass resolutions in the agreed terms in relation to the exercise of Options;

3.	the directors of the Company shall be authorised to write up the statutory registers of the Company reflecting the allotment to the Buyer pursuant to the Subscription Letter and the exercise of the Options;

4.	the Company shall resolve to approve the redemption of the Preference Shares and to approve the payment of Accrued Dividend Amount;

5.	redemption of the Preference Shares shall be approved utilising a portion of the Subscription Funds;

6.	the entire issued share capital (including the A Ordinary Shares issued to the Buyer in accordance with the Subscription Letter) shall be re-classified as ordinary shares of £1.00 and the Company shall adopt new articles of association;

7.	a resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer;

8.	all directors, secretaries and auditors of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting, except for Adrian Colosso:

9.	the persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association), and the appointments shall take effect at the end of the board meeting;

10.	Ernst & Young LLP shall be appointed as the auditors of the Company with effect from the end of the relevant board meeting;

11.	all the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires; and

12.	the address of the registered office of the Company shall be changed to the address required by the Buyer.

PART 5 - MATTERS FOR THE BOARD MEETINGS AT COMPLETION

The Management Sellers (other than Appleby) shall cause a board meeting of the Subsidiaries of the Company to be held at Completion at which the following matters shall take place:

1.	all directors and auditors of Friary Intermediate Limited, Heath Lambert Overseas Limited, Heath Lambert Limited, Lambert Fenchurch Overseas Limited, Risk Management Holdings, HL Corporate Services Limited and Heath Insurance Broking Limited shall resign from their offices with such Subsidiaries with effect from the end of the relevant board meeting, except for Adrian Colosso who is not resigning;

2.	in respect of Heath Lambert Consulting Limited, Andrew Nibloe shall resign;

3.	all secretaries of Heath Lambert Limited, Heath Lambert Consulting Limited and HL Corporate Services Limited shall resign from their offices with such subsidiaries with effect from the end of the relevant board meeting;

4.	the persons the Buyer nominates shall be appointed as directors and secretary of the Subsidiaries of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association), and the appointments shall take effect at the end of the board meeting;

5.	Ernst & Young LLP shall be appointed as the auditors of each of the Subsidiaries of the Company (other than Lambert Fenchurch France S.A) with effect from the end of the relevant board meeting;

6.	all the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires;

7.	the address of the registered office of each of the Subsidiaries of the Company (other than Lambert Fenchurch France S.A) shall be changed to the address required by the Buyer; and

8.	resolutions in the agreed terms shall be passed relating to the novation of certain intercompany indebtedness and the payment of certain dividends by Subsidiaries of the Company.

SCHEDULE 5

WARRANTIES

PART 1 - TITLE WARRANTIES

1.	POWER TO SELL THE SALE SHARES

1.1	Each Seller and each Management Seller warrants that:

1.1.1	it or he has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it;

1.1.2	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on it or him in the terms of this agreement and such other documents;

1.1.3	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which that Seller or Management Seller is a party or by which that Seller or Management Seller is bound; or

(b)	any order, judgment, decree or other restriction applicable to that Seller or that Management Seller.

PART 2 - GENERAL WARRANTIES

2.	SALE SHARES

2.1	The Sale Shares and the Preference Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

3.	PREFERENCE SHARES

3.1	Schedule 2 sets out complete and accurate details of:

3.1.1	the Preference Shares and the holders of the Preference Shares; and

3.1.2	the funds required for the redemption of the Preference Shares.

4.	OWNERSHIP OF SUBSIDIARIES

4.1	Parts 2 - 4 of Schedule 3 list all the Subsidiaries of the Company at the date of this agreement and sets out particulars of their allotted and issued share capital.

4.2	The Company or another Group Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries of the Company.

4.3	The issued shares of the Company’s Subsidiaries are fully paid up.

4.4	The issued shares of the Company’s Subsidiaries are free from all Encumbrances.

4.5	No right has been granted to any person to require any of the Company’s Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any of the Company’s Subsidiaries.

4.6	No commitment has been given to create an Encumbrance affecting the issued shares of the Company’s Subsidiaries (or any unissued shares or debentures or other unissued securities of any of the Company’s Subsidiaries) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

5.	THE COMPANY AND ITS SUBSIDIARIES

5.1	No Group Company:

5.1.1	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than the Subsidiaries specified in Parts 2-4 of Schedule 3; or

5.1.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

5.1.3	has, outside its country of incorporation, any branch or permanent establishment; or

5.1.4	has allotted or issued any securities that are convertible into shares.

5.2	No Group Company has since 1 January 2008:

5.2.1	purchased, redeemed or repaid any of its own share capital; or

5.2.2	given any financial assistance in contravention of any applicable law or regulation.

5.3	All dividends or distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with its memorandum, articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

6.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

6.1	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Group Companies Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

6.2	All statutory books and registers of the Group Companies have been properly kept and no written notice or written allegation that any of them is incorrect or should be rectified has been received.

6.3	All returns, particulars, resolutions and other documents that the Group Companies are required by law to file with or deliver to the Registrar of Companies in England and Wales) or any similar authority in any other jurisdiction have been correctly made up and filed or, as the case may be, delivered.

7.	INFORMATION

The particulars relating to the Group Companies set out in Schedule 3 to this agreement are true and accurate.

8.	COMPLIANCE WITH LAWS

8.1	Each Group Company has at all times conducted its business in accordance with all applicable laws, regulations, bylaws, rules and codes and has not been (and is not) in breach of any such laws, regulations, bylaws, rules and codes.

8.2	Each Group Company, which is an authorised person as defined in section 31(2) of FSMA (“Regulated Entity”), has complied in all material respects with all relevant requirements of or under FSMA and the rules of FSA.

8.3	No Group Company has, within the period of 24 months prior to the date of this agreement, been subject to any fine imposed by any Regulatory Body and any fine for which any Group Company is liable has been paid.

8.4	No written complaint or written allegation concerning any Group Company or its appointed representatives has been made, within the period of 24 months prior to the date of this agreement, by any Regulatory Body in any jurisdiction in which that Group Company or appointed representative carries on business nor, so far as the Warrantor is aware, is any complaint or allegation by any Regulatory Body in the process of being formulated.

8.5	No Group Company has received any written indication that any investigation or inquiry is being or has been or is to be conducted, within the period of 24 months prior to the date of this agreement, by any Regulatory Body in respect of its business or in respect of any director, officer or controller or appointed representative of that Group Company and, so far as the Warrantor is aware, there are no claims and no circumstances which are likely to give rise to any such proceedings or such action by any Regulatory Body in the future.

8.6	Each Regulated Entity has at all times maintained capital adequacy requirements which satisfy the FSA’s relevant capital resource requirements.

8.7	Since May 2005 each Group Company has operated any account, including the IBA Account, into which premiums or claims monies are paid or received in accordance with all applicable laws and FSA rules and has maintained records of all transactions relating to such accounts that are accurate, up to date and complete in all material respects.

8.8	Each Group Company has all regulatory licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

8.9	The Warrantor is not aware of any reason why any of the regulatory licences, consents, permits and authorities referred to in paragraph 8.8 above should be suspended, cancelled, revoked or not renewed on the same terms and, no Group Company has received any written notification of any possible suspension, cancellation, revocation or failure to renew.

8.10	Each person carrying out a Controlled Function on behalf of each Regulated Entity has been approved for this purpose by the FSA and no past or present person who carries out a Controlled Function under an arrangement with that Regulated Entity has done so without such approval or, so far as the Warrantor is aware, either breached the FSA’s Statements of Principle and Code of Practice for Approved Persons or been adjudged by the FSA not to be a fit and proper person.

8.11	Each Group Company has in all material respects made complete and accurate records of all matters and dealings required to be made to satisfy statutory and regulatory requirements (including the requirements of the FSA Handbook).

9.	ANTI-CORRUPTION

9.1	So far as the Warrantor is aware, no Group Company is or has at any time engaged in any activity, practice or conduct which constitutes an offence of bribery or corruption.

9.2	So far as the Warrantor is aware, no Group Company has, directly or indirectly, made any offer, gift, payment or transfer or promise of, any money or anything else of value to any person acting in an official capacity for or on behalf of any Governmental Entity with a view to;

9.2.1	securing an improper advantage for any Group Company; or

9.2.2	inducing that person to use his or her influence with a Governmental Entity to assist any Group Company in obtaining or retaining business.

9.3	The Group Companies have in place procedures intended to prevent their employees, agents and any individual who performs or has performed services on any Group Company’s behalf from engaging in any activity, practice or conduct which might constitute an offence of bribery or corruption.

10.	INSURANCE

10.1	Details of all insurance policies maintained by the Group Companies can be found in the Data Room.

10.2	Details of any and all material claims in excess of £100,000 outstanding under the Group Companies’ current insurance policies are set out or referred to in the Disclosure Letter.

10.3	All the insurance policies referred to in paragraph 10.1 above are in full force and effect, and so far as the Warrantor is aware are not void or voidable, and, so far as the Warrantor is aware, nothing has been done or not done which could make any of them void or voidable and so far as the Warrantor is aware, Completion will not terminate, or entitle any insurer to terminate, any such policy.

11.	POWER OF ATTORNEY

11.1	There are no powers of attorney in force given by any Group Company.

11.2	No person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary course of the relevant Group Company’s business other than any authority of its directors and/or employees to enter into routine trading contracts in the normal course of their duties.

12.	DISPUTES

12.1

No Group Company nor any person for whom any Group Company is vicariously liable is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency involving an amount in excess of £100,000 or in respect of a series of claims arising from the same set of circumstances, amounts which in the aggregate exceed £100,000 (except for debt collection in the normal course of business).

12.2	So far as the Warrantor is aware, there are no circumstances that are likely to give rise to any such litigation or proceedings as are mentioned in paragraph 12.1 above.

12.3	Details of all judgments and rulings affecting any Group Company in the 24 month period prior to the date of this agreement or undertakings given by any Group Company arising from legal proceedings in relation to which there are undischarged obligations on the part of any Group Company have been Disclosed.

12.4	Details of all judgements, rulings and settlements affecting any Group Company in the past 24 months with a value in excess of £100,000 have been Disclosed.

13.	CLIENTS

13.1	In the 12 months ending with the date of this agreement, the business of the Group Companies has not been affected in a manner materially adverse to the business of the Group Companies taken as a whole (which means, for the purposes of this paragraph 13, the Group Companies incurring a loss of revenue in excess of £250,000 per annum) as a result of any one or more of the following things happening to any Group Company:

13.1.1	the loss of any Client; or

13.1.2	a reduction in trade with any Client; or

13.1.3	a change in the terms on which it trades with any Client.

13.2	In the 12 months ending with the date of this agreement, no individual Client accounted for 10% or more of the revenue of the Group Companies taken as a whole.

14.	COMPETITION

14.1	In this agreement the following expression shall have the following meaning:

“Competition Law”	the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

14.2	So far as the Warrantor is aware, the Group Companies have not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the relevant Group Company conduct business.

14.3	So far as the Warrantor is aware, no Group Company is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the relevant Group Company conducts business.

15.	CONTRACTS

15.1	In this agreement the following expression shall have the following meaning:

“Material Contract”

(a)     an agreement or arrangement which any Group Company is a party to or is bound by and which involves the supply of services by the relevant Group Company and which gives rise to aggregate retained revenue for the Group in excess of £250,000 per annum;

(b)     an agreement or arrangement which any Group Company is a party to or is bound by and which involves the supply of services to the Group the annual cost of which represents in excess of £250,000;

(c)     any binding or delegated authority which any Group Company is party to the aggregate premium written value of which represents in excess of £2,000,000.

15.2	Other than those arrangements and agreements Disclosed in the Data Room, no Group Company is a party to or subject to any arrangement and agreement which:

15.2.1	is a Material Contract; or

15.2.2	is not in the ordinary and usual course of business of the relevant Group Company; or

15.2.3	so far as the Warrantor is aware, restricts in any material respect the freedom of the relevant Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

15.2.4	is not on arm’s-length terms.

15.3	So far as the Warrantor is aware:

15.3.1	each Material Contract is in full force and effect and binding on the relevant Group Company;

15.3.2	no Group Company has defaulted under or breached a Material Contract in any material respect;

15.3.3	no other party to a Material Contract has defaulted under or breached such a contract in any material respect; and

15.3.4	no such default or breach by any Group Company or any other party has been threatened and none of the counterparties to the Material Contracts has expressed an intention to any Group Company to terminate such Material Contract as a result of this agreement.

15.4	No written notice of termination of a Material Contract has been received or served by any Group Company.

16.	TRANSACTIONS WITH SELLERS AND MANAGEMENT SELLERS

16.1	Other than in respect of the Preference Shares and the Accrued Dividend Amount, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between any Group Company and any of the following:

16.1.1	any of the Sellers or Management Sellers; or

16.1.2	(excluding employment or similar contracts, such as contracts for services, and any indebtedness or liability arising as a result thereof) any director of a Group Company.

17.	FINANCE AND GUARANTEES

17.1	The only third party borrowings of the Group Companies is the Outstanding Indebtedness and no security granted pursuant to the Santander Credit Facility is now enforceable. No Group Company has received any written notice whose terms have not been fully complied with and/or carried out from Santander UK PLC in respect of the Outstanding Indebtedness requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the relevant Group Company.

17.2	Following the payments to be made by the Company in accordance with clauses 5.3.5 and 5.3.6 all third party borrowings owed by the Group Companies (other than trade creditors and other credit items incurred in the ordinary course of business) will have been discharged.

17.3	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by any Group Company to any third party in respect of borrowings or other obligations of any other Group Company.

17.4	The total amount borrowed by any Group Company does not exceed any limitations on the borrowing powers contained:

17.4.1	in the memorandum and articles of association of that relevant Group Company; or

17.4.2	in any debenture or other deed or document binding on that relevant Group Company.

17.5	No Group Company has engaged in financing of a type which would not need to be shown or reflected in the Accounts.

17.6	So far as the Warrantor is aware, the Book Debts Ledger is complete and accurate in all material respects.

17.7	So far as the Warrantor is aware, no Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

18.	INSOLVENCY

18.1	No Group Company is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned.

18.2	In relation to each Group Company:

18.3	it has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors;

18.4	no order has been made, resolution passed or petition presented for its winding up;

18.5	no administrative or other receiver has been appointed by any person over the whole or any part of its business or assets, nor has any order been made or petition presented for the appointment of an administrator in respect of it; and

18.6	so far as the Warrantor is aware, there are no circumstances which would entitle any person to present a petition to wind it up, to appoint an administrator in respect of it or to appoint an administrative or other receiver over the whole or any part of its undertaking or assets.

19.	ASSETS

19.1	Each Group Company owns or leases all the assets included in the Accounts, any asset acquired since the Accounts Date and all other assets used by the relevant Group Company except for those disposed of since the Accounts Date in the normal course of business.

19.2	The assets of each Group Company comprise all assets reasonably necessary for the continuation of the relevant company’s business in the manner in which such business is carried on as at the date of this agreement.

19.3	None of the assets shown in the Accounts or acquired by any Group Company since the Accounts Date or used by any Group Company (other than any assets which are used by any Group Company under any IT Contract or supply contract) is subject to any Encumbrance, or to any agreement or commitment to create any Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

20.	INTELLECTUAL PROPERTY

20.1	In this agreement the following expression shall have the following meaning:

“Intellectual Property”	patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

20.2	A Group Company is the sole and absolute legal and beneficial owner of Intellectual Property listed in the schedule of Intellectual Property contained in section 6.11 of the Data Room (“Group IP”), such Intellectual Property is registered in or applied for in the name of a member of the relevant Group Company. The Group IP used by each Group Company in connection with its business is free from Encumbrances.

20.3	No Group Company has received written notice of any claim, dispute, opposition, interference or contested ownership of any Group IP.

20.4	No Group Company has authorised or otherwise permitted any use whatsoever of any Group IP owned by that Group Company, or granted to any third party any material right or interest in respect of such Group IP, and none of such Group IP has been charged, mortgaged, licensed or otherwise encumbered by that Group Company.

20.5	So far as the Warrantor is aware, there is no current infringement by any third party of any Group IP owned by any Group Company, the use by any Group Company of any Group IP used in the business of that Group Company does not infringe the Intellectual Property of any other person and the relevant Group Company has not received any claims or threatened claims in relation to any such infringement.

21.	INFORMATION TECHNOLOGY

21.1	In this agreement the following expressions shall have the following meanings:

“IT Systems”	all computer equipment and computer software or programs owned or used by the Group Companies and that are material or significant for the operation of the business of the Group Companies;

“IT Contracts”	all arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides any element of, or services relating to, the IT System, including licensing, maintenance and services agreements.

21.2	All IT Systems are owned or licensed by a Group Company and no IT Systems are dependent on any facilities or services not under the exclusive ownership or control of that Group Company.

21.3	All IT Systems are in reasonable working order for the purposes of the operation of the business of the Group Companies and none of the IT Systems has suffered in the 12 month period prior to the date of this agreement any systemic breakdown as the result of any software virus, which resulted in a material interruption in the ability of a Group Company to carry on its business.

21.4	The IT Contracts are valid and binding on the relevant Group Companies and so far as the Warrantor is aware, no act or omission has occurred which would, if necessary with the giving of notice of lapse of time, constitute a breach of such contract by any Group Company.

21.5	None of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the relevant Group Company.

21.6	No written notice of termination of any of the IT Contracts has been received or served by any Group Company and, so far as the Warrantor is aware, there are no circumstances likely to give rise to such termination.

21.7	The Group has established procedures, (including where applicable, in relation to off-site working) intended to back up and secure data stored on the IT Systems and details of such procedures are Disclosed in the Data Room.

21.8	The Group has in place a disaster recovery plan intended to be implemented in the event of significant damage to or destruction of some or all of the IT Systems and which it is intended would enable the business of the Group to continue if such significant damage or destruction of some or all of the IT Systems were to actually occur.

22.	DATA PROTECTION

22.1	The Group Companies have:

22.1.1	complied in all material respects with the Data Protection Act 1984 and the Data Protection Act 1998 (including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the Data Protection Act 1998 have now expired); and

22.1.2	so far as the Warrantor is aware, satisfied any requests for access to personal data subject to paragraph 22.1.1 above.

22.2	Since 1 January 2009, no Group Company has received any:

22.2.1	written notice or written complaint under the Data Protection Act 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or

22.2.2	written claim for compensation for loss or unauthorised disclosure of data; or

22.2.3	written notification of an application for rectification or erasure of personal data,

and, so far as the Warrantor is aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

23.	EMPLOYMENT

23.1	In this agreement the following expressions shall have the following meanings:

“Employment Legislation”	legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against a Group Company by any Employee or Worker;

“Employee”	any person employed by any Group Company under a contract of employment;

“Senior Employee”

any person who is:

(a)     a director of the Company; or

(b)     a director of Heath Lambert Limited; or

(c)     a member of the Executive Committee of the Heath Lambert Limited; or

(d)     a head of each Retail Office of Heath Lambert Limited; or

(e)     a head of each Specialist Desk of Heath Lambert Limited; or

(f)      the Operations Director of the Retail Offices of Heath Lambert Limited; or

(g)     a head of one of the three divisions of Heath Lambert Consulting Limited; or

(h)     a head of one of the four divisions of the Personal Lines division of Heath Lambert Limited, including the Chief Information Officer;

(i)      the head of Human Resources of Heath Lambert Limited; or

(j)      a Key Employee.

“Worker”	any person who personally performs work for any Group Company but who is not in business on their own account or in a client/customer relationship.

23.2	The name of each director of each Group Company is set out in Schedule 3.

23.3	The Data Room contains accurate and anonymised details of all Employees and Workers of the Group Companies, the particulars of each Employee and Worker and the principal terms of their contract including:

23.3.1	their job title;

23.3.2	the division they are engaged in;

23.3.3	their current remuneration (including any benefits and privileges that the relevant Group Company provides or is bound to provide to them or their dependants);

23.3.4	the length of notice necessary to terminate each contract; and

23.3.5	the type of contract (whether full or part-time or other).

23.4	The Data Room contains complete, accurate and anonymised details of all persons entitled to payment for their services exceeding £50,000 per annum who are not Employees or Workers and who are providing services to a Group Company under an agreement which is not a contract of employment with the relevant Group Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a Group Company) and the particulars of the terms on which the individual provides services, including:

23.4.1	the company which engages them;

23.4.2	the current remuneration of each individual; and

23.4.3	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewals.

23.5	No notice to terminate the contract of employment of any Senior Employee (whether given by the relevant employer or by the Senior Employee) has been received or given.

23.6	No dispute or claim under any Employment Legislation or otherwise is outstanding between any Group Company and any of its or their current or former Workers or Employees relating to their employment or engagement by such Group Company or its termination which is reasonably likely to cause a loss in excess of £50,000 to the Group Company concerned.

23.7	No offer of employment or engagement with a basic salary in excess of £50,000 has been made by any Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

23.8	The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or employees of any Group Company to terminate their employment or receive any payment or other benefit from any Group Company.

23.9	There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any Group Company or any shareholder of the Company in which any Group Company or any of their respective Directors, Employees or Workers participates nor is any Group Company proposing to introduce any such incentive scheme or incentive arrangement.

23.10	No trade unions are recognised by any Group Company for any purpose and no Group Company is a party to any collective bargaining arrangements.

23.11	So far as the Warrantor is aware, no subject access requests made to any Group Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding.

23.12	The Data Room includes anonymised copies of all current contracts of employment which apply to any of the Senior Employees.

23.13	No Senior Employee is subject to a current disciplinary warning or procedure.

23.14	During the 12 month period prior to the date of this agreement, no Senior Employee has raised any written grievance against any Group Company which is currently outstanding.

23.15	The Data Room contains anonymised details of related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in the Company and options over them) that have been issued, granted or transferred in respect of employment or office with any Group Company.

23.16	There are no securities, options over securities or interests in securities (other than those securities or options referred to in paragraph 22.16 above) in respect of which Group Companies may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) of any Director, Employee or Worker.

24.	PROPERTY

24.1	The Properties comprise all the land, premises and buildings owned, controlled, used or occupied by the Group Companies and all the estates, interests or rights vested in the Group Companies relating to any land, premises and buildings at the date of this agreement.

24.2	So far as the Warrantor is are aware, complete and accurate copies of the letting documents including any variations or changes relating thereto relating to the Properties are contained in sections 9.2 to 9.22 of the Data Room, including each of the leases on which the Company or its Subsidiaries hold the Properties and any underleases, tenancies or other occupational interests granted out of the same.

24.3	So far as the Warrantor is aware, the Company or its Subsidiaries have good title to the Leases.

24.4	No Group Company has any liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any land other than the Properties.

24.5	The Properties are occupied only by the Company or its Subsidiaries and, so far as the Warrantor is aware, there are no third parties (including for the avoidance of doubt any associated companies of the Company) in possession or occupation of the Properties either with the authority of the Company or as trespassers or squatters.

24.6	The Company or a Subsidiary of the Company has in its possession or unconditionally held to its order the letting documents contained in sections 9.2 to 9.22 (inclusive) of the Data Room.

24.7	The Properties are free from any mortgage, charge, lien or other security interest which has been created by the Company or its Subsidiaries.

24.8	So far as the Warrantor is aware, no Group Company is in default in paying any outgoings other than national non domestic rates, water and sewerage services charges, gas, electricity and other utilities charges and insurance premiums and rents and service charges.

24.9	So far the Warrantor is aware, the Properties are not subject to any option or agreement for sale or agreement for sublease.

24.10	The Company or its Subsidiaries have paid the rent and other sums demanded and payable under the lease of each of the Properties.

24.11	So far as the Warrantor is aware, no written notices of breaches of any covenants or conditions contained in any lease of any of the Properties have been given or received by the Company or its Subsidiaries and, where the lease is an underlease, the Warrantor is not aware of any notices of breach or termination in relation to any superior lease of that Property.

24.12	So far as the Warrantor is aware, there are no notices or negotiations or proceedings pending in relation to rent review or under Part II of the Landlord and Tenant Act 1954 in relation to any of the Properties.

24.13	So far as the Warrantor is aware, no break option contained in any lease of any Property has been exercised.

24.14	All rent, service charge and other payments due under any underlease, tenancy or other occupational interest of the Properties of which the Company or any of its Subsidiaries is the landlord or licensor have been paid to date.

24.15	So far as the Warrantor is aware, no planning contravention notices, breach of condition notices, enforcement notices or stop notices have been issued by any local planning authority in respect of the use of the Properties by the Company or the Subsidiaries nor has any other enforcement action (including the exercise of any right of entry) been taken by such authority.

24.16	So far as the Warrantor is aware, no written notices, complaints or requirements have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory delegated powers in relation to the current use of any of the Properties by any Group Company or any equipment in them.

24.17	So far as the Warrantor is aware, neither the Company nor its Subsidiaries have received notice of any dispute relating to the Properties or any Group Company’s title to them from the owner or occupier of any other premises adjacent to or neighbouring the Properties or from any other person.

24.18	Copies of all asbestos surveys carried out by or on behalf of any of the Group Companies in relation to the Properties are contained in the Data Room.

25.	ENVIRONMENT AND HEALTH AND SAFETY

25.1	In this agreement the following expressions shall have the following meanings:

“Competent Authority”	any person (including Government Department or Government Agency, the Environmental Agency, local authorities or the Health and Safety Executive) having regulatory powers and/or authority at law and/or any court of law or tribunal under Environmental Laws;

“Environment”	any and all organisms (including, without limitation, man), ecosystems, property and the following media: air; including, without limitation, the air within buildings and the air within other natural or man-made structures whether above or below ground; water; including, without limitation, water under or within land or in drains or sewers and coastal and inland waters; and land; including, without limitation, land under water;

“Environmental Laws”	all or any European Union, national, local or international statutes, common law, statutory instruments, byelaws, regulations, treaties, codes of practice, circulars and guidance notes having the force of law from time to time subsisting or in force concerning the pollution or protection of the Environment and/or the regulation of any Hazardous Substances;

“Hazardous Substances”	any substance whatsoever (whether in solid or liquid or in the form of a gas or vapour) which may either alone or in combination be capable of causing harm to the Environment;

Compliance

25.2	So far as the Warrantor is aware, each Group Company is operating in compliance with Environmental Laws in all material respects.

25.3	So far as the Warrantor is aware, since 1 January 2009 no Group Company has received any enforcement, prohibition, stop, remediation, improvement or any other notice from a Competent Authority with regard to any breach or alleged breach of any Environmental Laws.

25.4	Each Group Company is in compliance with the Health and Safety at Work Act 1974 and related secondary legislation in all material respects.

26.	ACCOUNTS

26.1	The Accounts have been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the applicable law and regulation of that jurisdiction.

26.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the Accounts is unqualified.

26.3	The Accounts give a true and fair view of the state of affairs of the Group Companies as at the Accounts Date and of the profit or loss of the Group Companies for the financial year ended on that date.

26.4	The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company, its Subsidiaries or the consolidated accounts of the Group Companies for the two prior accounting periods without any change in accounting policies used.

26.5	The 31 March Management Accounts have been prepared with reasonable care and present a reasonable view, to the standards normally expected of internal management accounts, of the financial position of the Group Companies as at the date to which they have been prepared and for the period to which they relate.

26.6	The 30 April Estimated Management Accounts present a view, which, so far as the Warrantor is aware but having regard to the fact that normal processes relating to such management accounts have not been completed and that a reduced time period has been available to review such management accounts, is in all material respects a reasonable view of the financial position of the Group Companies as at the date to which they have been prepared and for the period to which they relate.

27.	FINANCIAL RECORDS

27.1	The Group Companies have maintained complete and accurate records of payments made to Third Parties during the past 6 years.

For the purposes of warranty 27.1 “Third Parties” means an individual, company or organisation who or which received prior to Completion any payment from the Company or any of its Subsidiaries in respect of the introduction of business to the Company or any of its Subsidiaries and with whom the Company or any of the Subsidiaries shared revenue, including, but not limited to, any placing or producing intermediaries.

27.2	All statutory records, including accounting records, required to be kept or filed by each Group Company have been properly kept or filed and, so far as the Warrantor is aware, comply with the requirements of all applicable laws and regulations.

28.	CHANGES SINCE THE ACCOUNTS DATE

28.1	Since 30th April 2011 there has been no material adverse change in the turnover of the Group Companies taken as a whole.

28.2	Since the Accounts Date and save as contemplated under or pursuant to this agreement:

28.2.1	each Group Company has conducted its business in the normal course and as a going concern;

28.2.2	no Group Company has issued or agreed to issue any share or loan capital;

28.2.3	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

28.2.4	no Group Company has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by any Group Company in excess of £250,000 and no Group Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £250,000; and

28.2.5	no shareholder resolutions of any Group Company have been passed other than as routine business at the annual general meeting.

29.	EFFECT OF SALE ON SALE SHARES

29.1	The acquisition of the Sale Shares by the Buyer will not:

29.1.1	so far as the Warrantor is aware and save in respect of Material Contracts,, relieve any person of any obligation to any Group Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by any Group Company, or to exercise any right in respect of any Group Company; or

29.1.2	entitle any person to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer.

30.	PENSIONS

30.1	In this agreement the following expressions shall have the following meanings:

“Disclosed Schemes”	together the Group Personal Pension Plan, the Life Assurance Scheme and the Group Income Protection Insurance Scheme;

“Insured Benefits”	the insured benefits are the health, critical illness and medical benefits insured under the WPA Protocol Private Medical Insurance Scheme provided by WPA Protocol plc and the BHSF Cash Plan provided by BHSF Limited, details of which are contained in the Data Room;

“Group Income Protection Insurance Scheme”	the group income protection insurance policy number 927273 issued by Unum Limited;

“Group Personal Pension Plan”	The Heath Lambert Group Personal Pension Plan provided by Standard Life, details of which are contained in the Data Room;

“Life Assurance Scheme”	the death in service policies provided by Canada Life and Aviva for employees of the Group Companies, details of which are contained in the Data Room;

30.2	Other than the Disclosed Schemes and the Insured Benefits, there is no arrangement to which any Group Company contributes or may become liable to contribute or pay any sum, for the payment of a pension, gratuity, allowance, lump sum or other benefit on retirement, death, the attainment of a particular age or the attainment of a particular number of years of service, termination of employment (whether voluntary or not) or sickness or disablement (whether during service or after retirement).

30.3	No Group Company has any obligation, whether under sections 257 and 258 of the Pensions Act 2004, as a result of a previous business transfer, under the employees’ contracts of employment, or otherwise, to provide any benefit on retirement, death, the attainment of a particular age or the attainment of a particular number of years of service, redundancy, termination of employment (whether voluntary or not) or sickness or disablement (whether during service or after retirement) not currently provided under the Disclosed Schemes or the Insured Benefits.

30.4	All material particulars of the Disclosed Schemes have been provided to the Buyer.

30.5	All contributions payable to the Disclosed Schemes by any Group Company up to the date of this agreement have been paid.

30.6	All premiums payable by any Group Company in respect of the Insured Benefits up to the date of this agreement have been paid.

30.7	So far as the Warrantor is aware, there are not in respect of any of the Disclosed Schemes or in respect of the Insured Benefits any actions or proceedings or claims pending against any Group Company.

30.8	The Pensions Regulator has not exercised any of its powers under the Pensions Act 1995 or the Pensions Act 2004 against or in respect of any Group Company or the trustees of the Life Assurance Scheme.

30.9	So far as the Warrantor is aware, there is no matter or circumstance which might give rise to an investigation by the Pensions Regulator or to the issue of any notice, order, direction or injunction by the Pensions Regulator in relation to any Group Company.

30.10	No section 75 or section 75A of the Pensions Act 1995 debt has been triggered in relation to any Group Company and/ or is due which has not been fully paid or otherwise dealt with by any Group Company.

30.11	So far as the Warrantor is aware, no action or any claims are being taken or brought by the Pension Protection Fund and/or the Pensions Regulator relating to any of The Heath Lambert Group Pension Scheme, The Lambert Fenchurch Staff Pension Scheme or The Morgan Insurance Brokers Limited Retirement Benefit Scheme, including, without limiting the foregoing:

(a)	the imposition of contribution notices or financial support directions under the Pensions Act 2004 on any Group Company;

(b)	claims under or pursuant to any agreement entered into between any Group Company and the Pension Protection Fund and/or the Pensions Regulator; or

(c)	claims under section 75 or section 75A of the Pensions Act 1995 in relation to any Group Company and, so far as the Warrantor is aware, there is no reason why any such action might be taken or any such claims might be brought.

PART 3 – BUYER WARRANTIES

1.1	The Buyer and the Buyer’s Guarantor each have all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer and the Buyer’s Guarantor in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1	any agreement or instrument to which the Buyer or the Buyer’s Guarantor is a party or by which either of the Buyer or the Buyer’s Guarantor is bound; or

1.3.2	any order, judgment, decree or other restriction applicable to either of the Buyer or the Buyer’s Guarantor.

PART 4 - TAX WARRANTIES

1.	GENERAL

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information required by law to be submitted by the Company or any of its Subsidiaries to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or so, far as the Warrantor is aware, is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company or any of its Subsidiaries has been liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

1.3	The Company and each of its Subsidiaries have, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Taxation as they are required by law to keep and maintain. Such records form part of tax accounting arrangements that enable the tax liabilities of the Company and any of its Subsidiaries to be calculated accurately in all material respects.

1.4	The Company and each of its Subsidiaries have complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5	Neither the Company nor any of its Subsidiaries has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of the current accounting period nor is under any obligation to do so.

1.6	Neither the Company nor any of its Subsidiaries has paid, within the period of seven years ending on the date of this agreement, or is currently liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

1.7	All Taxation and national insurance contributions deductible and payable under the PAYE system has, so far as is required by law to be deducted, been deducted from all payments made (or treated as made) by the Company or any of its Subsidiaries. All amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any of its Subsidiaries or any persons required to be treated as such.

1.8	Neither the Company nor any of its Subsidiaries is involved in any dispute with any Taxation Authority nor has, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Warrantor is not aware of any circumstances existing which the Warrantor is aware will make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.9

The amount of Taxation chargeable on the Company or any of its Subsidiaries during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority (other than published extrastatutory concessions, statements of practice and statements of a similar nature).

1.10	All transactions in respect of which any clearance or consent was required from any Taxation Authority have been entered into by the Company or any of its Subsidiaries after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect (if at all) only in accordance with the terms of the relevant clearance or consent.

1.11	The Company and its Subsidiaries have duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts.

1.12	Neither the Company nor any of its Subsidiaries is, or so far as the Warrantor is aware will become liable, to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any of its Subsidiaries).

1.13	The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company or the relevant Subsidiary, or for which the Company or the relevant Subsidiary is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.14	Neither the Company nor the Subsidiaries is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

1.15	The Company and each of its Subsidiaries has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date, but prior to Completion.

2.	DISTRIBUTIONS AND OTHER PAYMENTS

2.1	No distribution or deemed distribution, within the meaning of sections 209, 210 or 211 of ICTA 1988 (section 1000 of the Corporation Tax Act 2010), has been made (or will be deemed to have been made) by the Company or any of its Subsidiaries, except dividends shown in their audited accounts, and neither the Company nor any of its Subsidiaries is legally bound to make any such distribution.

2.2	No rents, interest, annual payments or other sums of an income nature in excess of £100,000, paid or payable by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

3.	LOAN RELATIONSHIPS

3.1	All interests, discounts and premiums payable by the Company or any of its Subsidiaries in respect of its loan relationships (within the meaning of section 302 of the Corporation Tax Act 2009, formerly section 81 of the Finance Act 1996) are eligible to be brought into account by the Company or its Subsidiaries as a debit for the purposes of Part 5 of the Corporation Tax Act 2009 (formerly Chapter II of Part IV of the Finance Act 1996) at the time, and to the extent that such debits are recognised in the statutory accounts of the Company or its Subsidiaries.

4.	CLOSE COMPANIES

4.1	Neither the Company nor any of its Subsidiaries is, or has ever been, a close company within the meaning of sections 414 and 415 of ICTA 1988 (section 439 of the Corporation Tax Act 2010).

5.	GROUP RELIEF

5.1	The Disclosure Letter contains details of every claim or surrender of group relief (as defined by section 402 of ICTA 1988 (section 99 of the Corporation Tax Act 2010)) to which the Company or any of its Subsidiaries is, or has been, a party within the last seven years.

5.2	Except as provided in the Accounts, neither the Company nor any of its Subsidiaries is, or will be, obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 (section 183 of the Corporation Tax Act 2010) in respect of any period ending on or before the Accounts Date.

5.3	Neither the Company nor any of its Subsidiaries has been party to a surrender of a tax refund under section 102 of the Finance Act 1989 (section 963 of the Corporation Tax Act 2010).

6.	GROUPS OF COMPANIES

6.1	The Company and any Subsidiary of the Company together comprise a group for the purposes of Part 5 of the Corporation Tax Act 2010 and, so far as the Warrantor is aware, there are no circumstances or arrangements as a result of which any Subsidiary of the Company or the Company will cease to form part of such group.

6.2	Neither the Company nor any of its Subsidiaries has entered into, or agreed to enter into, an election pursuant to section 171A or section 179A of TCGA 1992 or pursuant to section 792 of the Corporation Tax Act 2009 (formerly paragraph 66 of Schedule 29 to the Finance Act 2002).

6.3	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any of its Subsidiaries for Taxation purposes.

6.4	Neither the Company nor any of its Subsidiaries has in the last 3 years been party to any arrangements pursuant to section 36 of the Finance Act 1998 (paragraph 79 of Schedule 7 to the Taxation (International and Other Provisions) Act 2010) (group payment arrangements).

7.	COMPANY RESIDENCE AND OVERSEAS INTERESTS

7.1	The Company and its Subsidiaries have, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of the Corporation Tax Act 2009 (formerly section 249 of the Finance Act 1994) and section 788 of ICTA 1988 (section 2 of the Taxation (International and Other Provisions) Act 2010) or for any other tax purpose.

7.2	Neither the Company nor any of its Subsidiaries is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company or any of its Subsidiaries.

8.	TRANSFER PRICING

8.1	So far as the Warrantor is aware, all transactions or arrangements made by the Company or any of its Subsidiaries have been made on fully arm’s length terms. So far as the Warrantor is aware, there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 (Part 4 of the Taxation (International and Other Provisions) Act 2010) or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

9.	ANTI-AVOIDANCE

9.1	Neither the Company nor any of its Subsidiaries has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

10.	INHERITANCE TAX

10.1	Neither the Company nor any of its Subsidiaries has:

10.1.1	made any transfer of value within sections 94 and 202 of IHTA 1984; or

10.1.2	received any value such that liability might arise under section 199 of IHTA 1984; or

10.1.3	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

10.2	There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company or any of its Subsidiaries. None of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of IHTA 1984.

10.3	No asset owned by the Company or any of its Subsidiaries, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

11.	VALUE ADDED TAX

11.1	The Company and its Subsidiaries are each taxable persons and are duly registered for the purposes of VAT.

11.2	The Company and its Subsidiaries have each complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. Neither the Company nor any of its Subsidiaries has been:

11.2.1	subject to any interest, forfeiture, surcharge or penalty; or

11.2.2	given any notice under sections 59, 59A or 64 of VATA 1994; or

11.2.3	given a warning within section 76(2) of VATA 1994; or

11.2.4	required to give security under paragraph 4 of Schedule 11 to VATA 1994.

11.3	All supplies made by the Company or any of its Subsidiaries are taxable supplies. Neither the Company nor any of its Subsidiaries has been, or will be, denied full credit for all input tax under sections 25 and 26 of VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by the Company or any of its Subsidiaries is input tax as defined in section 24 of VATA 1994 and regulations made under it.

11.4	In the last 4 years, neither the Company nor any of its Subsidiaries is, or has been, for VAT purposes, a member of any group of companies other than the group comprising the Company and its Subsidiaries alone.

11.5	For the purposes of Schedule 10 to VATA 1994, the Company, any Subsidiary of the Company and any relevant associates of such companies (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) have exercised an option to tax (pursuant to paragraph 2 of Schedule 10 to VATA 1994) only in respect of those Properties listed as having been the subject of such an option in the Disclosure Letter.

11.6	Neither the Company nor any of its Subsidiaries has made any claim for bad debt relief under section 36 of VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

12.	EMPLOYEES

12.1	Neither the Company nor any of its Subsidiaries has adopted any schemes approved by HM Revenue & Customs under Schedules 2, 3 and 4 to Income Tax (Earnings and Pensions) Act 2003 (“Approved Schemes”) or granted any awards thereunder nor has it granted any options under Schedule 5 to Income Tax (Earnings and Pensions) Act 2003 (“EMI Options”).

13.	STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

13.1	Any document that may be necessary or desirable in proving the title of the Company or any of its Subsidiaries to any asset which is owned by the Company or any of its Subsidiaries at Completion, and each document which the Company or any of its Subsidiaries may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

13.2	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company or any of its Subsidiaries.

13.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company or any of its Subsidiaries before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

14.	TAX SHARING

14.1	Neither the Company nor any of its Subsidiaries is bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company or any of its Subsidiaries would not be time barred.

SCHEDULE 6

RETENTION ACCOUNT

1.	DEFINITIONS

In this Schedule 6 the following definitions shall apply:

(a) “Due Amount” means the amount due to the Buyer in relation to a Substantiated Claim;

(b) “Relevant Claim” means a Warranty Claim, a claim under the Tax Covenant and/or a claim under the Indemnities;

(c) “Release Date” means the date falling twenty four calendar months from the Completion Date;

(d) “Substantiated Claim” means a Relevant Claim in respect of which liability is admitted or agreed in writing by the Management Sellers’ and Precis Representative and the Sellers’ Representative or has been determined by a court of competent jurisdiction in respect of which no appeal has been lodged or from which it is not possible to appeal; and

(e) “W&I Release Date” means the date thirty six calendar months from the Completion Date.

2.	APPLICATION OF THIS SCHEDULE

No amount shall be released out of the Retention Account otherwise than in accordance with this Schedule 6.

3.	ADJUSTMENTS TO PURCHASE PRICE

3.1	In the event that any amount is due from the Sellers and Management Sellers pursuant to clauses 4.1 and/or 4.4, the Buyer may at any time before payment is due to be made by the Sellers and Management Sellers under clause 4.7 serve written notice on the Sellers’ Representative and the Management Sellers’ and Precis Representative of its intention to obtain satisfaction of the whole of such amount due from all the Sellers and Management Sellers (but not some or part thereof) from the Retention Account (an “Adjustment Amount”).

3.2	Following receipt of a notice pursuant to paragraph 3.1 above, the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Adjustment Amount and the amount standing to the credit of the Retention Account.

3.3	Receipt by the Buyer of an amount pursuant to paragraph 3.2 above shall satisfy in full the obligation on the Sellers and Management Sellers under clauses 4.1 and/or 4.4 up to the amount actually received by the Buyer.

4.	DUE AMOUNTS

4.1	Strictly subject to the provisions of this Schedule 6, the Buyer may at any time or times set off any Due Amount against the balance standing to the credit of the Retention Account and such Due Amount taken out of the Retention Account shall be deemed to be borne by the Sellers and Management Sellers in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1.

4.2	In exercise of its right under paragraph 4.1, the Buyer shall serve written notice on the Sellers’ Representative and the Management Sellers’ and Precis Representative of its rights in respect of the relevant Due Amount and the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account.

5.	RELEVANT CLAIMS

5.1	Save in respect of any Relevant Claim for an amount which is equal to or less than the amount of the W&I Retention which shall be dealt with in accordance with paragraph 5.3, the Buyer shall firstly seek to recover the full amount of any Relevant Claim (less a sum equal to the W&I Retention) under the W&I Policy. In particular, but without prejudice to the generality of the foregoing, the Buyer shall use its reasonable endeavours to recover such amounts, including, without limitation complying with the terms and conditions of the W&I Policy and shall (subject to any confidentiality provisions in the W&I Policy) keep the Sellers’ Representative and the Management Sellers’ and Precis Representative fully informed as regards the making and progress of all claims under the W&I Policy and other steps and proceedings taken thereunder to obtain payment under the W&I Policy and the Sellers’ Representative and the Management Sellers’ and Precis Representative shall be permitted to make representations to the Buyer as to the steps and proceedings that they consider should be taken to obtain payment under the W&I Policy. The Buyer undertakes to the Sellers and Management Sellers to comply with the terms of the W&I Policy.

5.2	Where the Buyer makes a successful recovery pursuant to a Relevant Claim (or portion thereof) which exceeds the amount of the W&I Retention under the W&I Policy (a “Recovered Amount”):

5.2.1	the Buyer, the Sellers’ Representative and the Management Sellers’ and Precis Representative shall, as soon as practicable following payment of the claim by the underwriters of the W&I Policy, jointly instruct the Escrow Agents to pay the W&I Retention to the Buyer out of the Retention Account;

5.2.2	the liability of the Sellers and Management Sellers (if any) for such Relevant Claim shall be reduced by an amount equal to the Recovered Amount plus the W&I Retention; and

5.2.3	to the extent that there are any funds still remaining in the Retention Account, any balance of the Relevant Claim (if any) shall remain enforceable and any outstanding Due Amount in respect of such Relevant Claim (which for the avoidance of doubt shall not include the Recovered Amount in relation to such Relevant Claim) may be deducted from the outstanding balance of the Retention Account in accordance with paragraph 5.3 of this Schedule 6.

5.3	In the event that:

5.3.1	the amount of a Relevant Claim is equal to or less than the W&I Retention; or

5.3.2	the amount of a Relevant Claim exceeds the W&I Retention but the Buyer recovers, having complied with its obligations under paragraph 5.1, such sum as amounts to less than the full amount of a Relevant Claim under the W&I Policy,

(the amounts at paragraphs 5.3.1 and 5.3.2 being together an “Unrecovered Amount”) then, subject to such Relevant Claim becoming a Substantiated Claim, each of the Sellers and Management Sellers hereby agrees that the Unrecovered Amount in relation to such Substantiated Claim shall be deducted from the

Retention Account up to a maximum aggregate amount equal to the balance standing to the credit of the Retention Account and the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall instruct the Escrow Agents to pay the Buyer out of the Retention Account the lesser of the Unrecovered Amount and the amount standing to the credit of the Retention Account.

6.	RETAINED AMOUNTS

6.1	The Buyer may, in accordance with paragraphs 6.2 to 6.6 below and subject to such notifications being given prior to the Release Date or the W&I Release Date (as applicable), notify the Sellers’ Representative and the Management Sellers’ and Precis Representative of its reasonable estimation of the amount of any liability in respect of (a) any bona fide Relevant Claim or (b) any right to recover any sum from a third party (other than the underwriter of the W&I Policy) in respect of a matter which could give rise to a Warranty Claim which the Buyer is pursuing against that third party in accordance with paragraph 6.1 of Schedule 9, and, subject to paragraphs 6.2 to 6.6 below, require that such amount is retained in the Retention Account notwithstanding the Release Date or the W&I Release Date, pending such Relevant Claim becoming a Substantiated Claim or agreement or determination that the Relevant Claim will not be or become a Substantiated Claim (a “Retained Amount”).

6.2	No withholding of a Retained Amount shall be permitted by the Buyer unless the Buyer has provided written notice thereof to the Sellers’ Representative and the Management Sellers’ and Precis Representative together with an explanation in reasonable detail and supporting information of the reasons and basis for the notice served pursuant to paragraph 6.1 above (the “Retained Amount Notice”). The Sellers’ Representative and/or the Management Sellers’ and Precis Representative shall be entitled within 10 Business Days of the Buyer having served a Retained Amount Notice to give notice to the Buyer stating that it requires the exercise by the Buyer of its rights in respect of the Retained Amount in question pursuant to paragraph 6.1, to be referred for decision to a Queen’s Counsel in England and Wales (of at least 10 years standing and experience in commercial law) (“Queen’s Counsel”).

6.3	The Queen’s Counsel referred to in paragraph 6.2 above shall be nominated jointly by the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative (or in default of agreement by the Chairman for the time being of the Bar Council of England and Wales) and shall be instructed to act as expert and not as arbitrator and to opine on the merits and the quantum of the Relevant Claim in question and as to whether there is a reasonable prospect that such liability or Relevant Claim may be established by judgement in favour of the Buyer in relation to such liability or Relevant Claim. For the purposes of paragraph 6, a ‘reasonable prospect’ is one with greater than 50% likelihood of success and, for the avoidance of doubt, in the case of contingent liabilities, the Queen’s Counsel’s decision on the Retained Amount shall be made on the same basis and on the assumption that the contingent liability will become an actual liability.

6.4	The Queen’s Counsel shall be entitled to seek the opinion of an expert in relation to all financial, accounting and actuarial matters provided always that the Sellers’ Representative, the Management Sellers’ and Precis Representative and the Buyer shall be entitled to make representations to the Queen’s Counsel for the purposes of this paragraph 6.4 including as to the identity of the expert, and shall, to the extent within their control, on request by either the Buyer or the Sellers’ Representative or the Management Sellers’ and Precis Representative, supply to each other or provide reasonable access to copies of supporting non-privileged documentation relating to the Relevant Claim and dispute in question to the extent available in support of such representations.

6.5	The decision of the Queen’s Counsel regarding the reasonableness of the Buyer’s estimation of the Relevant Claim underlying a Retained Amount shall be conclusive and shall bind the Sellers, the Management Sellers and the Buyer and the method of proceeding in reference to the Queen’s Counsel shall be determined by the Queen’s Counsel in his absolute discretion and the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall observe and perform any directions which the Queen’s Counsel may give and shall be bound by any decision which he may make consequent upon any failure to observe and perform any such directions. Costs shall be borne as the Queen’s Counsel directs.

6.6	To the extent that:

6.6.1	the Queen’s Counsel should decide that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim or that there is no reasonable prospect of a judgement in favour of the Buyer in relation to such Relevant Claim; or

6.6.2	the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative agree that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim, then such amount shall be dealt with in accordance with paragraphs 7.2 and 7.3.

7.	RELEASES TO SELLERS AND MANAGEMENT SELLERS FROM RETENTION

7.1	Subject as otherwise provided by this Schedule 6 and provided that no Retained Amount Notice has been validly served pursuant to paragraph 6.2 prior to the Release Date or the W&I Release Date (as applicable):

7.1.1	the amount of the Retention (if any) standing to the credit of the Retention Account (including any accrued interest earned on the amount in the Retention Account but less any applicable bank charges) on the Release Date shall be released to the Company’s Solicitors and the Sellers’ Solicitors for the benefit of the Management Sellers and the Sellers in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1; and

7.1.2	the amount of the W&I Retention (if any) standing to the credit of the Retention Account (including any accrued interest but less any applicable bank charges) on the W&I Release Date shall be released to the Company’s Solicitors and the Sellers’ Solicitors for the benefit of the Management Sellers and the Sellers in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1.

7.2	If a bona fide Relevant Claim has been notified by the Buyer to the Sellers’ Representative and Management Sellers’ and Precis Representative in accordance with paragraph 6 above:

7.2.1	prior to the W&I Release Date then, subject as provided in paragraph 6 above and in particular any requirement to obtain a decision from Queen’s Counsel that the Relevant Claim has a reasonable prospect, no amount of the W&I Retention shall be released from the Retention Account before or after the W&I Release Date otherwise than in accordance with the provisions of paragraph 7.3 below; and

7.2.2	prior to the Release Date then, subject to paragraph 6 above such amount shall be released from the Retention Account as is equal to the credit balance of such account on the Release Date less an amount equal to all Relevant Claims in respect of which a Retained Amount Notice has been served and the balance of the Retention Account (if any) shall be retained in that account until released in accordance with paragraph 7.3 of this Schedule 6.

7.3	Following:

7.3.1	determination or agreement of all Relevant Claims and the satisfaction of all Due Amounts in respect of such Substantiated Claims outstanding (if any) on or after the Release Date; or

7.3.2	determination by the Queen’s Counsel or agreement between the Buyer, the Management Sellers’ and Precis Representative and the Sellers’s Representative on or after the Relevant Date that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim, the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall instruct the Escrow Agents to forthwith pay any balance of the Retention Amount standing to the credit of the Retention Account, less an amount equal to any Retained Amount validly withheld in accordance with paragraph 6, to the Company’s Solicitors and the Sellers’ Solicitors (in the proportions set out opposite their respective names of the Sellers and Management Sellers in column (8) of Parts 1 and 2 of Schedule 1).

7.4	Following the determination and satisfaction of all Relevant Claims outstanding (if any) at the W&I Release Date and payment by the W&I Policy of any amounts due to the Buyer in respect of such Relevant Claims the Buyer, the Management Sellers’ and Precis Representative and the Sellers’ Representative shall instruct the Escrow Agents to forthwith pay any balance of the W&I Retention standing to the credit of the Retention Account to the Company’s Solicitors and the Sellers’ Solicitors (in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1).

8.	INTEREST, CHARGES AND TAXATION

8.1	Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

8.2	The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

8.3	Any payments made out of the Retention Account shall be made net of any applicable bank charges.

9.	LIABILITY

9.1	Notwithstanding anything else in this agreement or any document in the agreed form (including the Tax Covenant):

9.1.1	the total aggregate liability of the Sellers and the Management Sellers for any and all Claims shall not exceed the funds for the time being and from time to time standing to the credit of the Retention Account;

9.1.2	the sole recourse of the Buyer against the Sellers and the Management Sellers for all and any Claims shall be to the funds for the time being and from time to time standing to the credit of the Retention Account. Such recourse shall however be strictly in accordance with and subject as provided in this Schedule 6 (and accordingly shall be subject to the requirement in paragraph 5 above to seek to recover any Relevant Claim under the W&I Policy and thereby to reduce the liability of the Sellers and the Management Sellers for the Relevant Claim concerned);

9.1.3	no Claims shall be made after the W&I Release Date, and no Seller nor Management Seller shall have any residual liability to the Buyer in respect of any part of the funds standing to the credit of the Retention Account that are released to the Sellers and the Management Sellers in accordance with this Schedule 6;

9.1.4	if there is a Substantiated Claim, (a) the Warrantor’s liability for that Substantiated Claim shall be equal to the proportion of the Due Amount relating to that Substantiated Claim that is set out opposite his name in column (9) of Part 2 of Schedule 1 and (b) each other Seller and Management Seller shall be liable for the remaining Due Amount relating to that Substantiated Claim in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1;

9.1.5	where there is a Substantiated Claim and funds standing to the credit of the Retention Account are to be applied in or towards payment of the Due Amount relating to that Substantiated Claim, each Seller and Management Seller (including the Warrantor) shall bear the relevant liability out of the funds standing to the credit of the Retention Account in the proportions set out opposite their respective names in column (8) of Parts 1 and 2 of Schedule 1.

9.2	Notwithstanding anything else in this Schedule, in relation to any Liability for Taxation (as such term is defined in the Tax Covenant) resulting from the pre-Completion intra-group debt novation and dividend payment arrangements to facilitate the payment of the Accrued Dividend Amount between the Completion Statement Date and Completion, any amount which would otherwise than for this paragraph 9.2 be paid from the W & I Retention to the Buyer shall be paid by the Buyer and there shall be no recourse to the W&I Retention.

SCHEDULE 7

COMPLETION STATEMENT

1.	DEFINITIONS

The definitions in this paragraph apply in this agreement.

“Accounting Policies”	means the accounting principles, practices, policies and procedures set out in paragraph 4 of this Schedule 7;

“Completion Cash”	means the sum of all the line items included in the column headed “Cash” in the Completion Statement;

“Comparable Cash”	means £6,166,446.00, being the sum of all the line items included in the column headed “Cash” in the Pro Forma Completion Statement;

“Comparable Net Working Capital”	means £3,020,535.00, being the sum of all the line items included in the column headed “Net Working Capital” in the Pro Forma Completion Statement;

“Completion Statement”	means a consolidated balance sheet of the Company and its Subsidiaries as at 30 April 2011, showing the amount of the Completion Net Working Capital and the Completion Cash as at that date and being prepared on the same basis and in the same format as the Pro Forma Completion Statement and otherwise in accordance with and subject to the provisions of this Schedule 7;

“Completion Net Working Capital”	means the sum of all the line items included in the column headed “Net Working Capital” in the Completion Statement;

“Draft Completion Statement”	means a draft of the Completion Statement prepared in accordance with the requirements of this Schedule 7;

“Expert”	has the meaning set out in paragraph 1 of Schedule 8;

“Pro Forma Completion Statement”	means the pro forma completion statement (including the relevant figures as at 31 December 2010) in the form set out in Schedule 11;

“UK GAAP”	means generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board and Technical Releases issued by ICAEW in each case as in force at the date of this agreement.

2.	PREPARATION OF COMPLETION STATEMENT

2.1	The Buyer shall procure that the Company prepares and delivers to the Sellers’ Representative and the Management Sellers’ and Precis Representative the Draft Completion Statement within 25 Business Days of Completion.

2.2	The Management Sellers (other than Appleby) shall give such assistance and access to information (to the extent within their powers to do so) as the Buyer may reasonably require to enable the Draft Completion Statement to be prepared within the period referred to in paragraph 2.1. The Buyer shall procure that each Group Company gives the Sellers’ Representative and the Management Sellers’ and Precis Representative (and their agents and advisers) assistance and access to all relevant files and/or working papers (with the right to take copies at the Buyer’s expense) in that Group Company’s possession or control to the extent that they are reasonably required for the purposes of the Sellers’ Representative’s and the Management Sellers’ and Precis Representative’s review of the Draft Completion Statement.

2.3	The draft Completion Statement shall be deemed to have been accepted as the Completion Statement unless, within 20 Business Days of it being received by the Sellers’ Representative and the Management Sellers’ and Precis Representative, the Sellers’ Representative or the Management Sellers’ and Precis Representative deliver to the Buyer notice to the contrary specifying (i) the item or items disputed; (ii) the reasons for the dispute(s); and (iii) how the draft Completion Statement should be adjusted. If the Buyer, the Sellers’ Representative and the Management Sellers’ and Precis Representative resolve the matters raised in the notice in the 15 Business Days following receipt of the notice, the draft Completion Statement (adjusted, if necessary, as agreed by the Buyer, the Sellers’ Representative and the Management Sellers’ and Precis Representative) shall be deemed to have been accepted by the parties to this agreement as the Completion Statement.

2.4	If the parties are unable to resolve any disagreement within 15 Business Days of the delivery of the notice referred to in paragraph 2.3, the matter(s) in dispute shall, at the written election of either the Buyer or the Sellers’ Representative and the Management Sellers’ and Precis Representative, be referred to an Expert in accordance with Schedule 8. The Completion Statement shall be deemed to have been accepted by the parties once the Expert has made his determination in relation to the matter(s) in dispute in accordance with Schedule 8.

2.5	Each party shall be responsible for its own costs in respect of the negotiation and agreement of the Draft Completion Statement and the Completion Statement.

3.	BASIS OF PREPARATION OF THE COMPLETION STATEMENT

3.1	The Completion Statement shall:

3.1.1	be prepared in accordance with the Accounting Policies;

3.1.2	to the extent not covered by paragraph 3.1.1, be prepared using the same accounting principles, policies, procedures, categorisations, classifications, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) adopted in the calculation of Comparable Working Capital and Comparable Cash, applied on a consistent basis (the “Consistent Policies”). The Consistent Policies shall be applied in the preparation of the Completion Statement such that, if the Consistent Policies were to be applied using the base data for the month ended 31 December 2010, Completion Net Working Capital and Completion Cash would equal Comparable Working Capital and Comparable Cash; and

3.1.3	where the treatment in paragraphs 3.1.1 or 3.1.2 is not applicable, in accordance with UK GAAP.

3.2	For the avoidance of any doubt, in the event of any conflict between the application of paragraphs 3.1,1, 3.1.2 and 3.1.3, the application of paragraph 3.1.1 shall take precedence over that in paragraphs 3.1.2 and 3.1.3 and the application of paragraph 3.1.2 shall take precedence over that in paragraph 3.1.3.

4.	Accounting Policies

4.1	The following specific principles, practices, policies, procedures, adjustments and/or provisions shall be applied in preparing the Completion Statement:

4.1.1	provision or reserve shall be made for all Taxation (excluding deferred Taxation) assessed or liable to be assessed on the Company or the Subsidiaries or for which any of the them are accountable in respect of income, profits or gains earned, accrued or received on or before the date of Completion or any event occurring or deemed to occur on or before the date of Completion;

4.1.2	the provision for Taxation in the Completion Statement shall be drawn up on the assumption that the Completion Date is the end of a tax accounting period and that all relevant claims and elections that would reduce the tax due for the period (including, inter alia, claims for capital allowances and group relief) will be made to the extent recoverable;

4.1.3	the Completion Statement shall only take account of information available to the parties at the date on which the Draft Completion Statement is delivered to the Sellers’ Representative and the Management Sellers’ and Precis Representative pursuant to paragraph 2.1 and except as expressly provided herein shall not take account of any event happening after 30 April 2011 and shall be prepared as if the Company and its Subsidiaries had remained under the ownership of the Sellers and the Management Sellers;

4.1.4	where any amount is expressed in a currency other than sterling, the value of each such amount shall be translated into sterling at the exchange rate ruling at the close of business on 30 April 2011;

4.1.5	each amount that appears in the column headed “Fixed Provisions” in the Pro Forma Completion Statement shall be included as the same amount in the corresponding line item in the Completion Statement for the purpose of calculating the Completion Net Working Capital, unless and to the extent that, after the date of this agreement, new facts or circumstances occur, arise or become apparent which justify the inclusion of a different amount in the Completion Statement;

4.1.6

subject to any other specific policies in this Schedule, where an accrual, provision or creditor or reduction in assets was made in the Pro Forma Completion Statement in relation to any matter or series of related matters, no increase in that accrual, provision or creditor or reduction in assets shall be made in the Completion Statement unless and to the extent that, after the date of this agreement, new facts or circumstances occur, arise or become apparent which justify the inclusion of an increased amount in the Completion Statement or to the extent that an error was made or if information available at the time was omitted when making the accrual, provision or creditor or reduction in assets in the Pro-Forma Completion Statement;

4.1.7	no balance included under the column headed ‘Excluded’ in the Pro Forma Completion Statement shall be included within either Completion Net Working Capital or Completion Cash;

4.1.8	for the avoidance of doubt, each item in the Completion Statement shall be listed in the same column as listed in the Pro Forma Completion Statement;

4.1.9	loans made by Group Companies to Appleby aggregating £684,119 as at 30 April 2011 shall be included in Completion Net Working Capital, subject to such loans being repaid by Appleby on or within 15 Business Days after Completion;

4.1.10	any costs, fees or expenses (including any irrecoverable VAT) relating to the sale of the Sale Shares pursuant to this agreement that are paid or to be paid by any Group Company but that are or are to be reimbursed to that Group Company by Appleby prior to, on within 15 Business Days of Completion shall be included in Completion Cash. For the avoidance of doubt, if the costs, fees or expenses (including any irrecoverable VAT) have not been paid by the Group Company at Completion they will also be included in the Completion Net Working Capital as a creditor;

4.1.11	employee and management bonuses shall be dealt with as follows:

a)	Guaranteed bonuses

Provision will be made in the Completion Statement for the purpose of calculating the Completion Net Working Capital for guaranteed bonuses as follows:

Guaranteed Bonus provision = A X B / C

Whereby:

A is the budgeted full period bonus (as used for the purposes of preparing the Pro Forma Completion Statement) for each relevant individual;

B is the number of days from and including the day comprising the start of the applicable bonus period to and including 30 April 2011; and

C is the number of days in the bonus period (e.g 365 days if in respect of an annual bonus scheme)

b)	Income Incentives

Bonus incentives directly tied to a specific income stream shall be accrued in the Completion Statement for the purpose of calculating the Completion Net Working Capital at their contracted rate based on the Applicable Revenue recorded in the Group Companies’ management accounts prior to Completion. “Applicable Revenue” shall mean revenue related to the specific incentive scheme and for which the bonus has not yet been paid.

c)	Accrued Bonuses

No provision shall be made for the £2,845,000 of accrued but un-paid bonuses notwithstanding that these are reflected as a liability in the 30 April Estimated Management Accounts.

4.1.12	Portfolio BISC Debtor Control (‘BISC’), comprising volume rebates owed to the Company from insurers, shall be computed as follows:

In respect of insurance policies written during calendar year FY11 which are subject to BISC rebates, a debtor shall be recognised on a pro-rata basis using the below 2011 quarterly amounts. The debtor shall be verified with insurers and amended where possible but shall be reduced by any cash receipts in respect of FY11 accrued BISC rebates.

Quarter dates	2011
01 January 2011 - 31 March 2011	1,356,669
01 April 2011 - 30 June 2011	809,106
01 July 2011 - 30 September 2011	1,095,569
01 October 2011- 31 December 2011	839,981

For example, if Completion had occurred on 20 April 2011, the following debtor balance would have been recognised:

01 January - 31 March £1,356,669

add 01 April - 20 April: (calculation 20 / 91 x £809,106) £177,825

Subtract amounts settled in cash from suppliers directly in respect of the above amounts (£ X )

Debtor balance £X

4.1.13	a provision for bad debt will be recorded for all non-IBA debtors outstanding for more than 6 months at Completion and which have not been collected in the first 20 Business Days post Completion;

4.1.14	an amount of £1,147,413 shall be included in Completion Net Working Capital as a current asset in respect of the anticipated corporation tax effect (which it is acknowledged would arise after 30 April 2011) of Options granted on or immediately prior to Completion;

4.1.15	a provision for £514,744 in respect of employers national insurance contributions payable by the Company on issue of options to certain employees over un-allocated shares held by Appleby prior to Completion; and

4.1.16	expenses relating to the transaction that is the subject of this agreement payable by Group Companies that are incurred up to Completion shall be accrued for in Completion Net Working Capital.

SCHEDULE 9

LIMITATIONS ON THE WARRANTOR’S LIABILITY

1.	GENERAL

1.1	This Schedule 9 limits the liability of the Warrantor in relation to any Warranty Claim (except where stated to limit any Claim).

1.2	Nothing in this Schedule applies to a Claim that arises as a result of dishonesty, fraud or wilful concealment by the Warrantor.

1.3	The Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer:

1.3.1	for a breach of any Warranty; or

1.3.2	under the Indemnities; or

1.3.3	under the Tax Covenant.

2.	FINANCIAL LIMITS

2.1	The provisions of Schedule 6, including in particular paragraph 9 of Schedule 6, shall apply as regards any Warranty Claim.

2.2	Without prejudice to paragraph 2.1 above, the entire amount standing to the credit of the Retention Account may be used (strictly in accordance with, and subject as provided in, Schedule 6) in respect of any amount due to the Buyer in respect of Warranty Claims.

2.3	The Warrantor shall not be liable in respect of any individual Warranty Claim unless the loss incurred by the Buyer as a result of such Warranty Claim exceeds £100,000. For the purposes of this paragraph, where a Warranty Claim relates to more than one circumstance or event which would separately constitute a Warranty Claim, it shall be treated as a separate Warranty Claim in respect of each such circumstance or event.

2.4	The Warrantor shall not be liable in respect of any Warranty Claim until the loss incurred by the Buyer as a result of all Warranty Claims (after giving due effect to paragraph 2.3 above in relation to each individual Warranty Claim) exceeds £500,000 (in which event the Warrantor shall be liable for the full amount and not just the excess over £500,000).

3.	TIME LIMITS

3.1	The Warrantor shall not be liable for a Warranty Claim unless the Buyer has given the Sellers’ Representative and the Management Sellers’ and Precis Representative notice in writing of the Warranty Claim, summarising the nature of the Warranty Claim and giving all relevant details thereof and the Buyer’s reasonable estimate of the amount claimed:

3.1.1	in the case of a claim made under the Tax Warranties, within the period of three years beginning with the Completion Date; and

3.1.2	in any other case, within the period of three years beginning with the Completion Date; such date being referred to in this Schedule as the “Expiry Date”.

3.2	The Warrantor shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties up to seven years after the Completion Date.

3.3	Any Warranty Claim made against the Warrantor before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Warrantor’s liability in respect of such Warranty Claim shall absolutely terminate) on the expiry of the period of six months after notice of such Warranty Claim was given to the Sellers’ Representative and the Management Sellers’ and Precis Representative in accordance with paragraph 3.1 above, unless (a) proceedings in respect of the Warranty Claim shall have been commenced against the Warrantor (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and validly served on the Warrantor) or (b) such Warranty Claim is contingent in which event the six month period shall commence when such Warranty Claim ceases to be contingent or (c) for so long as action is being taken by the Buyer pursuant to paragraph 6.1 of this Schedule in which event the six month period shall commence when such action is at an end.

4.	SINGLE RECOVERY

The Buyer shall at all times procure that there is no duplication of any claim relating to the same subject matter, whether under this agreement, the Tax Covenant or otherwise.

5.	SPECIFIC LIMITATIONS

5.1	The Warrantor shall have no liability in respect of any Warranty Claim if and to the extent that such Warranty Claim (or its subject matter):

5.1.1	occurs or arises or is increased as a result of any legislation not in force at the date of this agreement or any change of law, regulation, directive, requirement or administrative practice (including by the HM Revenue and Customs or any other taxing authority), or any change in the rates of Taxation which in each case is not in force at the date of this agreement;

5.1.2	occurs or arises or, such Warranty Claim otherwise having arisen, is increased as a result of any change made, after the date of this agreement in any accounting policies of any Group Company unless such change is to bring such policies in line with UK generally accepted accounting policies;

5.1.3	would not have arisen or occurred but for (or is increased as a result of):

5.1.3.1	any voluntary act, event, omission, transaction or arrangement after Completion by the Buyer or any Group Company (or on their respective behalves) (otherwise than, in the case of any Group Company, in the ordinary course of its business as now carried on); or

5.1.3.2	any claim, election, surrender or disclaimer made, or notice or consent given after Completion (other than anything the making, giving or doing of which was taken into account in computing any provision for Taxation in the Accounts) by any Group Company in connection with the provisions of any enactment or regulation relating to Taxation; or

5.1.3.3	any failure or omission by any Group Company to make any claim, election, surrender or disclaimer, or to give any notice or consent in connection with the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the Completion Statement;

5.1.4	arises from an act, event, omission, transaction or arrangement of the Warrantor or any Group Company prior to Completion occurring at the request or direction of, or with the consent of, the Buyer or its advisers;

5.1.5	to the extent that it is recovered by any Group Company under the terms of any insurance policy of such Group Company (and from which amount costs of recovery shall be deducted);

5.1.6	is a liability for Taxation which arises in consequence of an event or circumstance occurring after Completion in the ordinary and usual course of business of the Group;

5.1.7	is a liability for Taxation which arises directly or indirectly as a result of:

5.1.7.1	the payment of any unusual or abnormal dividend by any Group Company after Completion;

5.1.7.2	any change after Completion of the date to which any Group Company makes up its accounts;

5.1.7.3	the cessation of any business carried on by any Group Company occurring after Completion.

5.2	The Warrantor shall have no liability in respect of any Warranty Claim to the extent that allowance, provision or reserve has been made in the Accounts, 31 March Management Accounts, 30 April Management Accounts or the Completion Statement in respect of the matter to which such liability relates.

5.3	The Warrantor shall have no liability in respect of any Warranty Claim:

5.3.1	concerning any matter relating to anti-corruption except under paragraph 9 of Schedule 5;

5.3.2	concerning any matter relating to competition except under paragraph 14 of Schedule 5; and

5.4	concerning any matter relating to environment and health and safety except under paragraph 25 of Schedule 5.

5.5	For the avoidance of doubt, in determining the amount of any Warranty Claim for the purposes of the limits set out in paragraphs 2.3 and 2.4, the amount of such Warranty Claim shall be the net amount after giving effect to the provisions of paragraphs 5.1 and 5.2.

6.	RECOVERY

6.1

Where the Buyer or any Group Company is or may be entitled to recover from some other person (other than the underwriter of the W&I Policy) any sum in respect of any matter or event which could give rise to a Warranty Claim against the Warrantor, the person so entitled shall (provided it is first given an indemnity for all associated costs and expenses in terms reasonably satisfactory to the Buyer) take such reasonable steps as the Sellers’ Representative and the Management Sellers’ and Precis Representative jointly require in relation to the right to recover that sum from the third party before making the Warranty Claim (keeping the Sellers’ Representative and the Management Sellers’ and Precis Representative informed of the conduct of such recovery subject only to the extent that privilege in relation to such information might be lost by providing the same to them or a Warranty Claim or potential Warranty Claim is not privileged), and any sum recovered (less the costs of recovery) will reduce the amount of the Warranty Claim.

6.2	Without prejudice to the provisions of paragraph 6.1 but subject always to the provisions of paragraph 6.3 below, if the Buyer is paid an amount in respect of any Warranty Claim from the Retention Account in accordance with Schedule 6, and the Buyer or any Group Company subsequently actually recovers from a third party (including any Taxation Authority) an amount which is referable to the matter giving rise to such Warranty Claim which the Buyer is not required under the terms of the W&I Policy to pay to the underwriter of the W&I Policy, then:

6.2.1	if the amount paid to the Buyer from the Retention Account in respect of such Warranty Claim is more than the Sum Recovered (as such term is defined in paragraph 6.3), the Buyer shall (or, where appropriate, shall procure that the relevant Group Company shall):

6.2.1.1	if such Sum Recovered is received by the Buyer prior to the Release Date as soon as reasonably practicable pay the amount of the Sum Recovered to the Retention Account; and

6.2.1.2	if such Sum Recovered is received by the Buyer after the Release Date as soon as reasonably practicable pay the amount of the Sum Recovered to the Sellers and Management Sellers in the proportions set out in column (8) of Part 1 and Part 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as appropriate);

6.2.2	if the amount paid to the Buyer from the Retention Account in respect of such Warranty Claim is less than or equal to the Sum Recovered, the Buyer shall:

6.2.2.1	if such Sum Recovered is received by the Buyer prior to the Release Date, as soon as reasonably practicable pay the amount paid to the Buyer from the Retention Account back to the Retention Account;

6.2.2.2	if such Sum Recovered is received by the Buyer after the Release Date as soon as reasonably practicable pay an amount equal to the amount paid to the Buyer from the Retention Account to the Sellers and Management Sellers in the proportions set out in column (8) of Part 1 and Part 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as appropriate), in each case so as to leave the Buyer, taking into account the amounts received from the third party and from the Retention Account and those payable to the Seller and Management Sellers under this paragraph 6.2, in no better or worse position than they would have been in (subject always to the other provisions of this paragraph 6) had the Warranty Claim not arisen.

6.3	For the purposes of this paragraph, the expression “Sum Recovered” means an amount equal to the amount actually recovered from the third party plus any interest (less any associated Tax) in respect of the amount recovered from the third party, less all costs and expenses reasonably incurred by the Buyer or (as the case may be) the relevant Group Company in recovering the amount from the third party and any Tax suffered on the receipt.

7.	CONTINGENT LIABILITIES

If any Warranty Claim arises by reason of a liability of any Group Company which is a contingent liability when the Warranty Claim is notified to the Sellers’ Representative and the Management Sellers’ and Precis Representative, the Buyer shall not be paid from the Retention Account until the contingent liability ceases to be contingent and becomes an actual liability and is due and payable. So long as any Warranty Claim arising by reason of a contingent liability shall have been notified to the Sellers’ Representative and the Management Sellers’ and Precis Representative in accordance with paragraph 3.1, paragraph 3.3 shall be amended in relation to such Warranty Claim so as to require that proceedings be commenced within six months from the date on which the liability ceases to be contingent.

8.	NOTICE OF CLAIMS

8.1	If any claim is made against the Buyer or any Group Company by any third party which might constitute a breach of any of the General Warranties or the Tax Warranties (or otherwise give rise to a Warranty Claim against the Warrantor) (a “Third Party Claim”) the Buyer shall, and shall procure that each relevant Group Company shall, within 30 days of becoming so aware give notice of, and consult with the Sellers’ Representative and the Management Sellers’ and Precis Representative in respect of, the Third Party Claim and shall:

8.1.1	keep the Sellers’ Representative and the Management Sellers’ and Precis Representative informed as to the progress of any such claim and shall procure that the Sellers’ Representative and the Management Sellers’ and Precis Representative are sent copies of all relevant communications and other documents transmitted to any other party to any proceedings or their agents or legal or professional advisers as soon as reasonably practicable;

8.1.2	subject always to (i) the provisions of paragraph 8.3 below and (ii) to the Buyer first being indemnified to its reasonable satisfaction against all liabilities and reasonable costs and expenses that it may thereby incur, in accordance with paragraph 8.5 of this Schedule 9, comply with all reasonable joint requests of the Sellers’ Representative and the Management Sellers’ and Precis Representative in relation to such claim including (without limitation) giving them access on reasonable notice and during usual business hours to such of the premises, documents and records of the relevant Group Company as is necessary for the purposes of investigating the matters giving rise to such claim; and

8.1.3	subject always to (i) the provisions of paragraph 8.3 below and (ii) to the Buyer first being indemnified to its reasonable satisfaction against all liabilities and reasonable costs and expenses that it may thereby incur, not (and shall procure that no Group Company or member of the Buyer’s Group shall) accept or pay or compromise any such liability or claim without the prior written consent of the Sellers’ Representative and the Management Sellers’ and Precis Representative (such consent not to be unreasonably withheld or delayed).

8.2	Without prejudice to paragraphs 3, 8.1 and 9 of this Schedule 9, if the Buyer considers that it will or may make a Warranty Claim against the Warrantor, it shall promptly so notify the Sellers’ Representative and the Management Sellers’ and Precis Representative in writing, giving reasonable particulars of the Warranty Claim, and for a period of 30 Business Days after such notification shall afford the Sellers’ Representative and the Management Sellers’ and Precis Representative the opportunity to take steps to remedy the matter giving rise to the Warranty Claim.

8.3	The Warrantor acknowledges and agrees that neither the Buyer nor any member of the Buyer’s Group (including the Group Companies) shall be required to take, or omit from taking, any action pursuant to paragraph 8.1 above which, in the reasonable opinion of the Buyer, could have a material adverse effect on any aspect of the business carried on by the Buyer or the relevant member of the Buyer’s Group or of the Group Companies, including, without limitation a material adverse effect on such entity’s goodwill or its commercial relationships with third parties.

8.4	Nothing in paragraph 8.1 above shall require the Buyer to give or delegate, or procure that there is given or delegated, conduct of any claim proceedings of negotiations to the Sellers’ Representative and the Management Sellers’ and Precis Representative, including, without limitation, the choice of appointment of professional advisers in connection therewith.

9.	MITIGATION

Nothing in this Schedule shall in any way restrict or limit the general obligation of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantor of the Warranties or in consequence of any matter giving rise to a Warranty Claim against the Warrantor.

SCHEDULE 12

TAX COVENANT

1.	INTERPRETATION

1.1	In this Tax Covenant the following expressions shall (unless the context otherwise requires) have the following meanings:

“Buyer’s Relief”

means:

(a)     any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b)     any Relief which arises in connection with any Event after the date to which the Completion Statement is made up (“Completion Statement Date”) in the ordinary course of business;

(c)     any Post Completion Relief of the Company or any of its Subsidiaries (as defined in paragraph (c) of the definition of Liability for Taxation); and

(d)     any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company or any of its Subsidiaries;

“Buyer’s Tax Group”	the Buyer and any other company or companies which either are on, or become after, Completion, or have within the seven years ending at Completion, been treated as members of the same group as the Buyer for any Tax purpose;

“Event”	includes the expiry of a period of time, the Company or any of its Subsidiaries becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Liability for Taxation”

any liability of the Company or any of its Subsidiaries to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons and also includes:

(a)     the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Statement (or which, but for such Relief, would have appeared in the Completion

Statement) or where such Relief was treated as an asset of the Company or the relevant Subsidiary in the Completion Statement, or was taken into account in computing any deferred Tax asset which appears in the Completion Statement (“Accounts Relief”), in which case the amount of the Liability for Taxation shall be the amount of Tax which is payable by the Company or the Subsidiaries and which would not have been payable but for the Loss of the Accounts Relief;

(b)     the Loss of any right to repayment of Tax (including any repayment supplement) which was treated as an asset in the Completion Statement (“Repayment Relief”), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and repayment supplement;

(c)     the set-off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief or right to repayment of Tax (including any repayment supplement) which is not available before Completion, but arises after Completion (“Post-Completion Relief”) in circumstances where, but for such set-off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Warrantor under this Tax Covenant (“Loss of a Post-Completion Relief”), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or the relevant Subsidiary as a result of such set-off or use;

“Loss”	any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason;

“Relief”	includes any loss, relief, allowance, credit, exemption or set-off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax;

“Saving”	the reduction or elimination of any liability of the Company or any of its Subsidiaries to make an actual payment of corporation tax in respect of which the Warrantor would not have been liable under paragraph 2 of this Tax Covenant, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Warrantor has made a payment under paragraph 2 of this Tax Covenant;

“Tax”	all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest or charges relating thereto, and “Taxation” shall have the same meaning;

“Tax Claim”	any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer, the Company or any of its Subsidiaries is or may be subject to a Liability for Taxation, or other liability in respect of which the Warrantor is or may be liable under this Tax Covenant;

“Taxation Authority”	any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;

“Taxation Statute”	any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to “income”, “profits” or “gains” earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a “repayment of Tax” shall include any repayment supplement or interest in respect of it.

1.4	A reference to an “Event occurring on or before Completion” includes a series or combination of Events, all of which were Events occurring on or before Completion or which commenced on or before Completion.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	For the purposes of determining whether a Liability for Taxation or a Relief relates to a pre or post Completion period, an accounting period of the Company shall be deemed to have ended on Completion.

1.7	The provisions of Schedule 6, shall apply as regards any claim under this Tax Covenant.

2.	COVENANT

2.1	The Warrantor covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantor shall pay to the Buyer by way of repayment of the Consideration for the Sale Shares, to the extent possible but not so as to limit the amount payable where not wholly possible, an amount equal to any:

2.1.1	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any income, profits or gains earned, accrued or received by the Company or any of its Subsidiaries on or before Completion;

2.1.2	Liability for Taxation which is primarily the liability of another person (the “Primary Person”) for which the Company or any of its Subsidiaries is liable in consequence of:

2.1.2.1	the Primary Person failing to discharge such Liability for Taxation; or

2.1.2.2	the Company at any time before Completion:

(d)	being a member of the same group of companies as the Primary Person; and

(e)	having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person,

2.1.3	for any Tax purpose;

2.1.4	any Liability for Taxation which is a liability for inheritance tax which:

2.1.4.1	arises as a result of a transfer of value occurring, or being deemed to occur, on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

2.1.4.2	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company or any of its Subsidiaries; or

2.1.4.3	gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company or any of its Subsidiaries as a result of the death of any person within seven years of a transfer of value which occurred before Completion; and

2.1.5	reasonable costs and expenses referred to in paragraph 12 below.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any of its Subsidiaries arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax falling within this paragraph 2.

3.	PAYMENT DATE AND INTEREST

3.1	Where the Warrantor is liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1.5), the due date for the making of that payment (“Due Date”) shall be the later of the date falling seven days after the Buyer has served a notice on the Warrantor demanding that payment and in a case:

3.1.1	that involves an actual payment of Tax by the Company or any of its Subsidiaries (including any payment pursuant to paragraph 2.1.5), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

3.1.2	that falls within paragraph (a) of the definition of Liability for Taxation, the last date on which the Tax is required to be paid to the relevant Taxation Authority without incurring interest or penalties which would not have been so required to be paid were it not for the loss of the Accounts Relief); or

3.1.3	that falls within paragraph (b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

3.1.4	that falls within paragraph (c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.

3.2	Any dispute as to the amount specified in any notice served on the Warrantor under paragraph 3.1.2 to paragraph 3.1.3 shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantor and the Buyer).

3.3	If any sums required to be paid by the Warrantor under this Tax Covenant are not paid on the Due Date then, except to the extent that the Warrantor’s liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 3% per annum over the base rate from time to time of Barclays Bank Plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums.

4.	EXCLUSIONS

4.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

4.1.1	a provision or reserve in respect thereof is made in the Completion Statement; or

4.1.2	such Liability for Taxation was discharged on or before the Completion Statement Date; or

4.1.3	it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority or to the change in any published practice or concession of a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

4.1.4	it would not have arisen but for a change after Completion in the accounting bases on which the Company or any of its Subsidiaries values its assets or in the accounting policies, principles or tax reporting practices of the Company or any of its Subsidiaries (other than a change made in order to bring the accounting bases, policies, principles or tax reporting practices into line with UK generally accepted accounting principles (GAAP)); or

4.1.5	the Buyer is compensated for any such matter under any other provision of this agreement; or

4.1.6	there is available to the Company or a Subsidiary a Relief which is not a Buyer’s Relief;

4.1.7	the Liability for Taxation has been made good or otherwise compensated for at no expense to the Buyer, the Company or a Subsidiary;

4.1.8	it would not have arisen but for a voluntary act or transaction carried out by the Buyer, the Company or any of its Subsidiaries after Completion, being an act which:

(f)	is not in the ordinary course of business; or

(g)	the Company or the relevant Subsidiary was not legally committed to do under a commitment that existed on or before Completion; or

(h)	the Buyer was aware (or ought reasonably to have been aware) would give rise to the Liability for Taxation in question.

4.1.9	the Liability for Taxation arises or is increased in consequence of any failure by the Buyer, the Company or a Subsidiary to comply with any of their respective obligations under paragraphs 8, 9 and 10 of this Schedule;

4.1.10	the Liability for Taxation is a liability in respect of interest and/or penalties which would not have arisen but for any failure or delay by the Company, a Subsidiary, the Buyer or any member of the Buyer’s Tax Group in paying over to any Tax Authority any payment made by the Warrantor under this agreement;

4.1.11	the Liability for Taxation would not have arisen but for the failure or omission on the part of the Company, a Subsidiary, the Buyer or any member of the Buyer’s Tax Group (otherwise than at the written direction of the Warrantor pursuant to paragraph 8 (Corporation Tax Returns)), to make any claim, election, surrender or disclaimer or to give any notice or consent, which was taken into account in the Completion Statement and notified to the Buyer at least 30 days before it needed to be made or filed;

4.1.12	the Liability for Taxation would not have arisen but for the withdrawal or amendment by the Company, a Subsidiary, the Buyer or any member of the Buyer’s Tax Group after Completion (save at the written request of the Warrantor pursuant to its rights under paragraph 8 (Corporation Tax Returns)) of any claim, surrender, disclaimer, notice or consent properly and validly made by the Company or a Subsidiary before Completion or properly and validly made after Completion in respect of the period ending on or before Completion; or

4.1.13	the Liability for Taxation is stamp duty or stamp duty reserve tax payable upon transfer or agreement to transfer the Share Shares under this agreement;

4.1.14	the Liability for Taxation would not have arisen but for any reorganisation of the business, assets or share capital of, or any change in ownership of the Company or a Subsidiary on or after Completion;

4.1.15	the Liability for Taxation would not have arisen but for the winding up of, or the cessation of any trade or business by, the Company or a Subsidiary after Completion;

4.1.16	such liability arises in respect of any receipts, income or profits earned, accrued or received, or any act or transaction in the ordinary course of business of the Company or any Subsidiary (excluding, for the avoidance of doubt, the pre-Completion intra-group debt novation and dividend payment arrangements to facilitate the payment of the Accrued Dividend Amount and the pre-Completion exercise of the Options) between the Completion Statement Date and Completion.

4.1.17	The Warrantor is not liable for a claim made under this Tax Covenant unless the Buyer has given the Warrantor notice of the claim within the period of three years beginning with the Completion Date.

4.1.18	The limitations set out in paragraph 4.1 shall also operate to reduce the liability of the Warrantor in respect of claims for breach of the Tax Warranties.

5.	OVERPROVISIONS

5.1	If the Buyer, the Company, a Subsidiary or any member of the Buyer’s Tax Group becomes aware that any provision or reserve for Tax in the Completion Statement has proved to be an Overprovision or that the Company has received any repayment of Tax (other than a repayment the right to which has been shown as an asset in the Completion Statement) in respect of any period before the Completion Statement Date, then the Buyer shall or shall procure that the Company, the Subsidiary or relevant member of the Buyer’s Tax Group shall within ten Business Days of so becoming aware give details of that Overprovision or repayment by written notice to the Sellers’ Representative and the Management Sellers’ and Precis Representative.

5.2	The Sellers’ Representative and the Management Sellers’ and Precis Representative may jointly at any time instruct the auditors for the time being of the Company to determine in writing (at the expense of the Warrantor) the extent of the any Overprovision or repayment referred to in paragraph 5.1 (whether or not details have been notified to the Warrantor in accordance with paragraph 5.1). If it is determined that an Overprovision or repayment has arisen, an amount equal to the value of that Overprovision or repayment shall be dealt with as follows:

5.2.1	the amount of any Overprovision or repayment shall first be set off against any payment then due from the Warrantor under the Tax Covenant or a claim under the Tax Warranties;

5.2.2	to the extent that there is an excess, a refund shall be made to the Sellers and Management Sellers in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as appropriate) of any previous payment or payments made under the Tax Covenant (and not previously refunded under this Tax Covenant) or under the Tax Warranties up to the amount of such excess; and

5.2.3	to the extent that such excess as referred to in paragraph 5.2.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due under the Tax Covenant or under the Tax Warranties.

5.3	After the auditors have produced any written determination under this paragraph 5, the Sellers’ Representative and the Management Sellers’ and Precis Representative (acting jointly) or the Buyer may request the auditors for the time being of the Company (as the case may be) to review (at the expense of the party requesting the review) that written determination in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such written determination was produced, and to determine in writing whether, in their opinion, the original written determination remains correct or whether, in light of those circumstances, it should be amended.

5.4	If the auditors make an amendment to the earlier written determination and the amount of the Overprovision or repayment is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by the Warrantor or to the Sellers and Management Sellers in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as set out in column (7) of Schedule 1)(as the case may be) as soon as reasonably practicable.

5.5	The Buyer shall procure that the Company and the Subsidiaries shall afford such access to its books, accounts and records as is necessary and reasonable to enable the auditors to determine in writing the extent of any Overprovision or repayment for the purpose of this paragraph 5.

6.	SAVINGS

6.1	If the Buyer, the Company or a Subsidiary becomes aware that a Saving has arisen, then the Buyer shall:

6.1.1	notify the Sellers’ Representative and the Management Sellers’ and Precis Representative in writing (giving reasonable details of the Saving) as soon as reasonably practicable but in any event within ten Business Days of so becoming aware; and

6.1.2	use its reasonable endeavours to procure that the benefit of such Saving is obtained as early as possible.

6.2	If (at the Sellers’ Representative and the Management Sellers’ and Precis Representative joint written request and expense) the auditors for the time being of the Company or any of its Subsidiaries determine that the Company or the relevant Subsidiary has obtained a Saving, the Buyer shall, as soon as reasonably practicable thereafter, repay to the Sellers and Management Sellers in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as set out in column (7) of Schedule 1) the lesser of:

6.3	the amount of the Saving (as determined by the auditors) less any reasonable costs incurred by the Buyer, the Company or the relevant Subsidiary; and

6.4	the amount paid under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving, less any part of that amount previously repaid to the Sellers and Management Sellers in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 under any provision of this Tax Covenant or otherwise.

7.	RECOVERY FROM THIRD PARTIES

7.1	Where the Company or any of its Subsidiaries is or becomes entitled to recover from some other person (not being the Buyer, the Company or any of its Subsidiaries or any other company within the Buyer’s Tax Group), any amount in respect of a Liability for Taxation in respect of which the Warrantor is liable or in respect of which a payment has been made under this Schedule or the Tax Warranties, the Buyer shall or shall procure that the Company or the relevant Subsidiary shall:

7.1.1	notify the Sellers’ Representative and the Management Sellers’ and Precis Representative of its entitlement as soon as reasonably practicable and in any event within ten Business Days following it becoming aware of its entitlement; and

7.1.2	if jointly required by the Sellers’ Representative and the Management Sellers’ and Precis Representative and, subject to the Buyer, the Company or the relevant

Subsidiary being indemnified (to the Buyer’s satisfaction acting reasonably) by the Sellers’ Representative and the Management Sellers’ and Precis Representative against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers’ Representative and the Management Sellers’ and Precis Representative fully informed of the progress of any action taken).

7.2	If the Buyer, the Company or any of its Subsidiaries recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Sellers and Management Sellers in the proportions set out in column (8) of Parts 1 and 2 of Schedule 1 to the Sellers’ Solicitors’ Account or the Company’s Solicitors’ Account (as set out in column (7) of Schedule 1) for the lesser of:

7.2.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any reasonable costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Sellers and Management Sellers under paragraph 7.1.2); and

7.2.2	the amount paid under paragraph 2 or under the Tax Warranties in respect of the Liability for Taxation in question.

8.	CORPORATION TAX RETURNS

8.1	The Sellers’ Representative and the Management Sellers’ and Precis Representative or their duly authorised agent shall, at the Company’s cost and expense, prepare the corporation tax returns and computations of the Company and its Subsidiaries for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

8.2	The Buyer shall procure that the returns and computations referred to in paragraph 8.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment, or with such amendments as the Buyer reasonably considers to be necessary in order to ensure that such returns and computations are full true and accurate in all material respects, and shall give the Sellers’ Representative and the Management Sellers’ and Precis Representative or their agent all such assistance as may reasonably be required (at the Company’s cost and expense) to agree those returns and computations with the relevant Taxation Authority, provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 8.2 in relation to any return that is not full, true and accurate in all material respects.

8.3	The Buyer will procure that the Company and the Subsidiaries do not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Accounts Date without giving the Sellers’ Representative and the Management Sellers’ and Precis Representative a reasonable opportunity to comment thereon and incorporating into any such amendment or withdrawal the Sellers’ Representative and the Management Sellers’ and Precis Representative reasonable representations.

8.4

The Sellers’ Representative and the Management Sellers’ and Precis Representative or their duly authorised agent shall, at the Company’s cost and expense, prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and its Subsidiaries for all accounting periods ended on or prior to the

Accounts Date, provided that the Sellers’ Representative and the Management Sellers’ and Precis Representative shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.5	The Buyer shall procure that the Company and its Subsidiaries, without charge, afford such access to their books, accounts and records as is necessary and reasonable to enable the Sellers’ Representative and the Management Sellers’ and Precis Representative or their duly authorised agent to prepare the corporation tax returns and computations of the Company and its Subsidiaries for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8.

8.6	The Sellers’ Representative and the Management Sellers’ and Precis Representative shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company and its Subsidiaries for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as reasonably practicable.

8.7	For the avoidance of doubt where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8.

9.	CONDUCT OF OTHER TAX AFFAIRS

9.1	The Buyer shall procure that in respect of any accounting period of the Company and the Subsidiaries commencing before Completion but ending after Completion (the “Straddle Period”) the Sellers’ Representative and the Management Sellers’ and Precis Representative is afforded a reasonable opportunity to comment on all computations and returns relating to Tax (to the extent relevant to the part of the Straddle Period falling before Completion) and on all negotiations, correspondence and agreements with any Tax Authority with respect thereto (the “Straddle Period Tax Documents”) and the Buyer shall incorporate any reasonable comments made jointly by the Sellers’ Representative and the Management Sellers’ and Precis Representative.

9.2	The Buyer undertakes that it will procure that the Company and the Subsidiaries preserves, and affords to the Sellers’ Representative and the Management Sellers’ and Precis Representative such access as may reasonably be required to, all documents, records, correspondence, accounts and other information directly relevant for the purpose of determining the liability of the Company and the Subsidiaries to Tax for the Straddle Period.

10.	CONDUCT OF TAX CLAIMS

10.1	If the Buyer, the Company or any of its Subsidiaries becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers’ Representative and the Management Sellers’ and Precis Representative as soon as is reasonably practicable such notice to include:

10.1.1	reasonably sufficient details of the Tax Claim by reference to the information available to the Buyer at that time;

10.1.2	the due date for the payment of any Tax that may become payable as a result of the Tax Claim; and

10.1.3	so far as practicable the amount of any claim under this Schedule or under the Tax Warranties which may be made in respect thereof,

10.2	Provided that if the Sellers’ Representative and the Management Sellers’ and Precis Representativer receives any Tax Claim for whatever reason, they shall jointly notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Sellers’ Representative and the Management Sellers’ and Precis Representative notice of such Tax Claim in accordance with the provisions of this paragraph 10, provided always that the giving of such notice shall not be a condition precedent to the Warrantor’s liability under this Tax Covenant.

10.3	Provided the Sellers’ Representative and the Management Sellers’ and Precis Representative indemnifies the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Sellers’ Representative and the Management Sellers’ and Precis Representative may reasonably request by notice in writing given to the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a “Dispute”), provided that neither the Buyer, the Company nor the relevant Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Sellers’ Representative and the Management Sellers’ and Precis Representative having been given written notice of the receipt of such assessment, the Buyer, the Company or the relevant Subsidiary have not within 15 Business Days of the date of the notice received joint instructions in writing from the Sellers’ Representative and the Management Sellers’ and Precis Representative to do so.

10.4	If:

10.4.1	the Sellers’ Representative and the Management Sellers’ and Precis Representative do not request the Buyer, the Company or the relevant Subsidiary to take any action under paragraph 10.3 or fail to indemnify the Buyer, the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers’ Representative and the Management Sellers’ and Precis Representative) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 15 Business Days; or

10.4.2	the Warrantor (or the Company or the relevant Subsidiary before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

10.4.3	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the General or Special Commissioners or the VAT and Duties Tribunal) unless the Warrantor has obtained the opinion of Tax counsel of at least five years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, the Company or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be entitled to take such action as is reasonable in the circumstances to settle the Tax Claim.

10.5	Subject to paragraph 10.4, by agreement in writing between the Buyer and the Sellers’ Representative and the Management Sellers’ and Precis Representative, the conduct of a Dispute may be delegated to the Sellers’ Representative and the Management Sellers’ and Precis Representative on such terms as may be agreed from time to time between the Buyer and the Sellers’ Representative and the Management Sellers’ and Precis Representative provided that, unless the Buyer and the Sellers’ Representative and the Management Sellers’ and Precis Representative specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

10.5.1	the Buyer, the Company or the relevant Subsidiary shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

10.5.2	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

10.5.3	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer, the Company or the relevant Subsidiary for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

10.5.4	the Sellers’ Representative and the Management Sellers’ and Precis Representative shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company or any relevant Subsidiary without the prior approval of the Buyer, the Company or the relevant Subsidiary (as may be appropriate), such approval not to be unreasonably withheld or delayed.

10.6	The Buyer shall provide and shall procure that the Company or the relevant Subsidiary provides to the Sellers’ Representative and the Management Sellers’ and Precis Representative and the their professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Sellers’ Representative and the Management Sellers’ and Precis Representative to take such action as is referred to in this paragraph 10.

10.7	Neither the Buyer, the Company nor any of its Subsidiaries shall be subject to any claim by or liability to the Sellers’ Representative and the Management Sellers’ and Precis Representative for non-compliance with any of the foregoing provisions of this paragraph 10 if the Buyer, the Company or any of its Subsidiaries has bona fide acted in accordance with the joint written instructions of the Sellers’ Representative and the Management Sellers’ and Precis Representative .

10.8	If the Sellers’ Representative and the Management Sellers’ and Precis Representative jointly request the Buyer, the Company or the relevant Subsidiary to avoid, dispute, defend, resist, appeal or compromise any Tax Claim but the conduct of the Dispute is not delegated to them, then:

10.8.1	the Sellers’ Representative and the Management Sellers’ and Precis Representative shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all material telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

10.8.2	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Sellers’ Representative and the Management Sellers’ and Precis Representative for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

10.8.3	the Buyer shall and shall procure that the Company and the Subsidiaries make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute without the prior approval of the Sellers’ Representative and the Management Sellers’ and Precis Representative, such approval not to be unreasonably withheld or delayed.

11.	GROSSING UP

11.1	All sums payable by the Warrantor to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantor shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant (other than in respect of any interest paid pursuant to paragraph 3.3), the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

11.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 11.2 (other than in respect of any interest paid pursuant to paragraph 3.3), it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

11.4	If the Buyer, a Subsidiary, the Company or any member of the Buyer’s Tax Group receives a Tax benefit by reason of any deduction or withholding in respect of which the Warrantor has made a payment under this paragraph 11 the Buyer shall pay to the Warrantor such amount as will leave the Buyer, the Company, the Subsidiary or the relevant company in the Buyer’s Tax Group in the same position it would have been in if the deduction or withholding had not been required.

11.5	If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Warrantor shall not be liable pursuant to paragraph 11.1 or paragraph 11.2, save to the extent that the Warrantor would have been so liable had no such assignment occurred.

11.6	The Warrantor shall not be obliged to pay any additional amount under paragraph 11.1 or 11.2 in respect of any deduction or withholding or any Tax if the Buyer is not resident in the United Kingdom for Tax purposes.

12.	COSTS AND EXPENSES

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all reasonable costs and expenses properly incurred by the Buyer, the Company or any of its Subsidiaries in connection with a successful claim under paragraph 2 of this Tax Covenant and the successful enforcement of rights under this Tax Covenant.

13.	BUYER’S COVENANT

13.1	The Buyer shall pay to the Sellers and the Management Sellers, by way of additional consideration for the sale of the Sale Shares, an amount equal to:

13.1.1	any Tax for which a Seller or a Management Seller (or any company or person associated therewith) is liable as a result of non-payment by the Company or a Subsidiary of a Liability for Tax that is primarily chargeable against the Company or Subsidiary; and

13.1.2	any reasonable costs and expenses incurred by the Seller or a Management Seller in connection with any successful claim under this paragraph 13.1.

13.2	For the purposes of paragraph 13.1 any liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

13.3	The covenant contained in paragraph 13.1 shall not apply to any Tax to the extent that the Buyer could claim under paragraph 2 of this Schedule but has not received payment in respect of that Tax under paragraph 2.

13.4	Paragraphs 3 and 11 (payment date and interest and grossing-up) shall apply to the covenant contained in paragraph 13.1 as they apply to the covenant contained in paragraph 2, replacing references to the Warrantor with references to the Buyer (and vice versa) and making any other necessary modifications.

Executed and delivered as a deed by
APPLEBY TRUST (JERSEY) LIMITED
acting by William Bloomer
being a person who in accordance with the	/s/ William Bloomer
laws of Jersey is acting under the authority of
the company, in its capacity as trustee of the HLG
Holdings Limited Employee Incentive Trust

Executed as a deed by
CARGILL FINANCIAL MARKETS PLC	/s/ Gregory Bezonogoff
acting by a Director	Attorney
in the presence of:	Print name	Gregory Bezonogoff

Witness signature

Witness name

Address

Executed as a deed by
CREDIT SUISSE SECURITIES (EUROPE) LIMITED	Authorised Signatory
acting by	Print name	Mohamed Ali
and :
/s/ Mohamed Ali
Authorised Signatory
	Print name	Mathew Cestar

/s/ Mathew Cestar
Executed as a deed by
ECO MASTER FUND LIMITED	/s/ David Van Skeenkiste
a company incorporated in The Cayman
Islands by David Van Skeenkiste being a	Print name	David Van Skeenkiste
person who in accordance with the laws of
that territory is acting under the authority of the company

Executed as a deed by
ECR MASTER FUND LIMITED	/s/ David Van Skeenkiste
a company incorporated in The Cayman Islands by David Van Skeenkiste being a	Print name	David Van Skeenkiste
person who in accordance with the laws of
that territory is acting under the authority of the company

Executed as a deed by
PRECIS (2517) LIMITED	/s/ William Bloomer
acting by a Director	Director
in the presence of:	Print name	William Bloomer

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Address

Executed as a deed by
WEST REGISTER (INVESTMENTS) LIMITED	/s/ John Sassner
acting by its duly authorised attorney	Attorney
in the presence of:	Print name	John Sassner

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Address

Signed as a deed by
ADRIAN COLOSSO	/s/ Adrian Colosso
In the presence of:

Witness signature

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Address

Signed as a deed by
KEITH HAMILL	/s/ Keith Hamill
In the presence of:

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Address

Signed as a deed by
WILLIAM BLOOMER	/s/ William Bloomer
In the presence of:

Witness signature

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Address

Executed as a deed by
GALLAGHER HOLDINGS TWO (UK) LIMITED	/s/ M. Keith Barton
acting by a Director	Director
in the presence of:	Print name	M. Keith Barton

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Address

Executed as a deed by	/s/ David Christopher Ross
ARTHUR J. GALLAGHER & CO	David Christopher Ross
a company incorporated in Delaware by David Christopher Ross being a person who in accordance with the laws of that territory is acting under the authority of the company

Executed as a deed by

HLG HOLDINGS LIMITED	/s/ Adrian Colosso
(in its capacity as attorney for those individuals holding the beneficial interest in Sale Shares held by Appleby)	Director
	Print name	Adrian Colosso

acting by a Director in the presence of:

Witness signature

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Address